Form 10-K, Exhibit 13
period 1993-12-31
SOUTHERN NATIONAL CORP /NC/
filed 1994-03-31
CIK 92230

Enhancing Value



Southern National serves individuals and small- to medium-sized businesses in North and South Carolina. Our goal is to excel in this market by providing customers with convenient access to a full range of personalized financial products and services. We strive to consistently deliver superior service to our customers, superior returns to our shareholders and superior job opportunities and benefits to our employees. These commitments are the driving forces of Southern National
Corporation. Begun in 1897 as a rural farmers' bank, Southern National has built strong bonds with this region and its people and has evolved into a highly successful financial services company.
Our ability to provide consistent value for our customers through an efficient, innovative and cost-effective banking system has enabled Southern National to generate steady profit growth through the years. Acquisitions of other successful financial service companies play a key role in our ongoing success. By integrating the best of these companies, we are able to raise our level of service and convenience while achieving the economies of scale that help us operate more efficiently. This report examines Southern National's approach to building a financially secure future -- an approach based on discipline and a relentless commitment to excellence.

Financial Highlights

1

To Our Shareholders and Friends

2

Southern National Today

4

Progress Through Strategic Acquisitions

6

Southern National Network

8

Profile of an Acquisition:
The First

10

1993 Southern National Highlights

12

1993 Financial Review

Financial Highlights
(Dollars in thousands except per share data)


                                         For The Years Ended December 31,           Percent
                                                1993                 1992            Change
At Year-End
   Total assets                           $5,898,394           $5,003,961              18 %
   Securities*                             1,978,874            1,577,704              25
   Net loans and leases*                   3,475,113            2,966,197              17
   Total deposits                          4,536,998            4,132,125              10
   Shareholders' equity                      503,149              431,889              16

For the Year
   Net interest income                    $  224,655           $  207,969               8 %
   Provision for loan and lease losses         5,574               14,775             (62 )
   Noninterest income                         66,284               43,580              52
   Noninterest expense                       171,863              156,812              10
   Income taxes                               37,938               32,723              16
   Net income                                 71,993               47,239              52

Per Common Share
   Net income
     Primary                              $     2.16           $     1.43              51 %
     Fully-diluted                              2.03                 1.39              46
   Cash dividends paid                           .64                  .50              28
   Shareholders' equity                        13.47                11.95              13

Key Performance Ratios
   Return on average assets                     1.35 %               1.00 %
   Return on average common
     shareholders' equity                      17.32                12.61
   Net yield on average earning assets
     (fully taxable equivalent)                 4.71                 4.89


* Includes assets held for sale



Net Income
(In millions)

(net income bar graph appears here -- see appendix)

Average Total Assets
(In billions)

(average total assets bar graph appears here -- see appendix)

To Our Shareholders and Friends:



Enhanced value. When all is said and done, these two words define Southern National's point of focus for 1993 -- and for years to come. To enhance our value to the individuals and small- to medium-sized businesses we serve in the Carolinas, Southern
National must provide personalized service, convenience and product innovation that generate customer satisfaction. And we must do this in a cost-effective corporate environment that promotes in-market efficiencies and takes advantage of advanced banking technologies.
Success in this endeavor translates to increased profitability over the long term, which in turn brings us full circle to enhanced value
- -- for our customers and our shareholders.
During 1993, our continuing focus on enhanced value resulted in strong financial and physical growth. We undertook the largest acquisitions by far in this bank's nearly 100-year history, but we did so within strict guidelines established to ensure that physical growth enhances our ability to provide consistently superior products, services, profitability and financial strength.

Southern National management in 1992 instituted minimum annual financial goals: earnings per share growth of 12% annually, return on equity of 15%, and return on assets of 1%. We surpassed these minimum objectives in both 1992 and 1993, and these goals remain in place for 1994. In 1993, fully-diluted earnings per share climbed 46% to $2.03, return on average common equity was 17.32% and return on average assets stood at 1.35%. This compares with $1.39, 12.61% and 1.00%, respectively, for 1992.
Net income for the year rose 52% to $72.0 million, total assets increased 18% to $5.9 billion and total deposits climbed 10% to $4.5 billion. Our net yield on earning assets for 1993 was 4.71%, compared with 4.89% in the prior year.
Asset quality showed continued improvement during the year. Nonperforming assets, which have declined every quarter since the first quarter of 1991, totaled $21.8 million at year-end, or .63% of loan-related assets and 27% below year-end 1992. Net charge-offs for 1993 fell 50% from the prior year to $6.4 million, or .20% of average loans. The allowance for losses at year-end was 1.15% of loans and leases, and equaled 203% of our nonaccrual loans.

Our ongoing efforts to enhance the company's overall financial position resulted in Southern National's being ranked among the top 25 banks in the country by banking industry magazines during 1993 in terms of safety and soundness. At the same time, we began realizing the benefits of initiatives to increase fee income as a percent of total revenue. Our new fully registered broker-dealer, Southern National Investment Services, Inc., more than doubled its contribution to revenues. Our Trust and Capital Management Group and Southern National Leasing Corp. both had record years in terms of asset and revenue growth.
We expect further fee income contributions from these areas in 1994.
In addition, we are in the process of forming an insurance group, which will market a full line of insurance products and services. Offerings will include property and casualty, life, auto, mortgage and homeowners insurance.
In August 1993, we announced our largest merger ever, the acquisition of The First Savings Bank, FSB of Greenville, S.C. The First represents a significant event in Southern National's corporate life. It not only boosted our total assets by $2.0 billion, it immediately lifted us to 3rd from 9th in deposit market share in South Carolina and gave us the largest share of deposits in the economically thriving Greenville area.
We are now the largest mortgage lender in South Carolina and are strategically positioned in every major city in the state. In place is a banking network that offers our customers more convenience than they have ever had before. Further, we expect significant fee income contributions from our new acquisition.

Most importantly, however, The First represents the biggest step to date in Southern National's approach to building a financially secure future for our employees, customers and our shareholders. Our acquisition strategy dictates that each business combination we choose must fortify our existing foundation of profitability, financial strength, economies of scale and service to our customers.
In addition to announcing The First merger, in 1993 we completed the acquisitions of East Coast Savings Bank, SSB, of Goldsboro, N.C., and FedFirst Bancshares, Inc., headquartered in Winston-Salem. The acquisition of FedFirst, completed in January
1993, added $396 million in assets and $328 million in deposits. The merger has proven to be as powerful as we had expected. FedFirst was a well-run savings bank and provided us with exceptional market share in the vibrant Winston-Salem market. The addition of East Coast Savings added $271 million in assets and $201 million in deposits, giving us added share in markets where we already do business, such as Fayetteville and Goldsboro.
In early 1994, we also completed the acquisitions of Regency Bancshares Inc., headquartered in Hickory, N.C., and Home Federal Savings Bank of

(photo appears here -- see appendix)

Executive Management Team: (Seated from left) L. Glenn Orr, Jr.,
 John R. Spruill, Michael W. Sperry, James F. Byrne; (Standing from left) Sherry A. Kellett, Gary E. Carlton, Morris D. Marley, C. Royce Hough,
 G. Lee Cory, Robert E. Greene, Jerry H. Blue

Statesville, N.C., mergers that will provide Southern National with resources to increase customer services, expand market share and operate more efficiently in the markets where we choose to do business.

One of the qualities we seek in merger partners is a management that exhibits both quality and compatibility. We found such managements in the organizations mentioned above. Just as importantly, we also benefitted from a fresh infusion of motivated employees who know their customers and their markets. We welcome them to the Southern National family.
Finally, 1993 witnessed the relocation of our North Carolina banking headquarters to Winston-Salem from Lumberton. It was a major achievement in that we moved many of our employees to new facilities. The year 1994 will be full of challenges. We have much yet to do to consolidate our newly merged banking partners. At the same time, we must remain alert and nimble to act quickly on acquisition opportunities as they develop and to anticipate and react to changes in our marketplace. Our vision for Southern National is that you, our shareholders, will see in this organization a consistent and predictable company that delivers on its own expectations and those of the marketplace. In that way, we will be able to provide both our customers and our shareholders the enhanced value Southern National represents. Thank you for your continued support.


(signature appears here -- see appendix)

L. Glenn Orr, Jr.
Chairman, President and
Chief Executive Officer

Southern National Today

Prospering With The Carolinas


In a region of the country known for its strong and competitive banking environment, Southern National stands out. The Carolinas are our home. We have been banking here since 1897 and have focused our business efforts within this fertile region, while much of our larger competition has turned its attention elsewhere. The Carolinas are the heart of a region offering a diverse, vibrant economy that is experiencing steady population growth, consistently low unemployment and an influx of national and international manufacturing plants. It has been and will continue to be rich in banking growth opportunities.
Concentrating on this region, Southern National has developed into a competitive middle-market bank, dedicated to serving retail banking customers and small- to medium-sized commercial businesses. In focusing on a defined geographical area, we maintain strict financial controls, maximize operating efficiencies, respond quickly to opportunities in the marketplace, and provide personalized service to clients in these cities and towns that we call home.

An Industry Leader

As a result of this strategy, Southern National today is recognized as one of the region's leaders in profitability, asset quality, operating efficiency and customer service. In 1992, United States Banker magazine ranked Southern National 17th among the nation's 100 largest banking companies in terms of soundness, profitability and willingness to provide loans to communities where we do business. Bank Management magazine ranked us 21st among its top 100 performing banks in 1993.
With total assets in excess of $8 billion, including acquisitions completed by the end of February 1994, Southern National is the 5th largest bank holding company in North Carolina and the 3rd largest in South Carolina. We operate 232 offices in 118 cities and towns in the Carolinas.
We are committed to providing superior service to customers, superior returns to shareholders and superior job opportunities and benefits to Southern National employees. Failure to concentrate on any one of these three elements detracts from our ability to achieve success over the long term. Our growing size is not a goal so much as it is a by-product of our dedication to profitability and financial strength, our desire to operate more efficiently and our commitment to provide both commercial and consumer customers with the best personal, innovative and convenient financial services available.
We pursue an aggressive acquisition strategy because it represents the most effective way to maximize operating efficiencies and build profitability through economies of scale obtainable through increased market share. We have successfully completed
10 acquisitions since 1990, taking each expansion step within clearly defined financial parameters. Southern National is continually strengthening the management teams required to achieve these goals by providing them with the training, tools and incentives to succeed.

Measures of Success

In 1993, Southern National returned 1.35% on average assets and 17.32% on average common equity, compared with 1.00% and 12.61%, respectively, in 1992. Fully- diluted earnings per share climbed 46% over 1992. These are important indicators because we have committed ourselves to meeting minimum financial goals of 12% annual earnings-per-share growth, 15% return on equity and 1% return on assets. We are guided by these goals in every decision we make.
One of the best indicators of our steady financial growth is our dividend record. In 1993, Southern National not only increased the dividend on its common stock for the 21st consecutive year, but also raised the dividend twice during the year, allowing shareholders to participate more fully in the company's prosperity.
All of Southern National's asset quality indicators returned to pre-recession levels in 1993, further strengthening our already solid credit quality indicators and providing further evidence that our credit risk management process is effective.
Nonper-forming assets as a percent of loans and real estate owned fell to .63%, from .99% at the end of 1992. This ratio has declined favorably every quarter since the first quarter of 1991. Our allowance for losses at Dec. 31, 1993, was 1.15% of loans and leases and 203% of nonperforming loans.
Maintaining steady increases in interest income continues to be key to our financial success. We focus our attention toward this goal on a daily basis by careful attention to our growth in earning assets and to our net interest margin. Net interest income increased 8% in 1993 compared to 1992.
We remain committed to initiatives that will boost fee income as a percent of total revenue. In 1993, we strengthened our mortgage origination business and established a new fully registered broker-dealer subsidiary that sells annuities, mutual funds and traditional fixed-income securities as well as discount brokerage services. In 1994, we will realize additional revenues from this area. We also expect a significant contribution to fee income from our acquisition of The First Savings Bank, which is the largest mortgage lender in South Carolina.

Drivers of Success

Southern National has taken several steps since 1990 to reenergize the performance level of our banking company. We built a management team within a simple, unencumbered structure that provides flexibility to respond quickly to opportunities in the marketplace. We can act quickly on these opportunities, whether they be new products, merger or acquisition initiatives, or customer demands. Incentive pay, for both our executive management team and the rest of the Southern National employee base, has played a key role in this program. In 1993, members of Southern National's executive team received 45% of their compensation from the company's incentive pay program. At the end of 1993, 8% of Southern National common stock outstanding was in the hands of employees, so our work force is motivated to make
Southern National the best it can be.
In 1993, we introduced a program for employees called "Southern
National 2001," designed to provide our bankers with the training and motivation they need to successfully move into the 21st century. Southern National's vision is that our employees are leaders not only in the industry, but also in the communities in which we live.
We must operate with increased efficiency in everything we do. Our constant drive to operate more efficiently has played a significant role in the bank's successes over the past few years. The most widely used indicator for measuring operating efficiency is the ratio of noninterest expenses to core revenues. In 1993, our efficiency ratio was 59.6%, which is better than the 60% ratio aspired to by many banks.
Our quest for in-market efficiencies will continue during 1994. We have made great strides in growing deposits per branch, boosting employee productivity and increasing market penetration. Further improvements can and will be made. Our two-state focus gives us the ability to centralize support systems in singular locations that can effectively serve the total corporation. We will continue to take major steps that not only provide more consistent and efficient support services, but also free our sales people to do what they do best: serve our customers.


Return On Assets

(return on assets bar graph appears here -- see appendix)


Return On Equity

(return on equity bar graph appears here -- see appendix)


Nonperforming Assets
as % of Loan-Related Assets

(nonperforming assets bar graph appears here -- see appendix)

Progress Through Strategic Acquisitions


A Disciplined Approach

Consistently superior products and services. Consistently superior profitability and financial strength. Consistently predictable performance. Southern National's future is built on these foundations. Commitments to these objectives guide us in every strategic decision we make.
One of the most effective ways of ensuring a strong foundation in future years is to continually bolster our ability to operate more efficiently in the markets we serve. To do this, Southern National adheres to a disciplined acquisition policy.
Following this structured approach, we have built profits over the past few years by expanding market share and achieving economies of scale. Properly executed, these acquisitions help us operate more efficiently, improve our returns and enhance our franchise value.
Southern National has a strong track record for completing acquisitions that strengthen our financials and our ability to serve the community. We have merged more than 35 banks and thrifts in our history and have developed a reputation for our conservative approach to projecting the benefits of any such transaction for Southern National. Our merger program is a line of business with us today. Our capital ratios are well above the minimum required by banking regulators, giving us great latitude in our ability to pursue and structure mergers. We have the flexibility of doing transactions without having to return immediately to the capital markets.
We are convinced the consolidation prevalent in today's banking and thrift industries will continue for the foreseeable future. Only institutions whose size provides sufficient economies of scale will be able to afford the technology, products and regulatory compliance specialists necessary to compete effectively. Many healthy smaller banks and S&Ls in our region today face this dilemma. We expect this environment to provide Southern National with continued opportunities in this geographical region.

Criteria

In evaluating potential merger and acquisition transactions, Southern National considers the following criteria:

(bullet) Existing Markets -- We prefer to do business with partners in our trade area. This gives us the chance to leverage existing business and operate more efficiently. Acquisitions of this kind allow us to build market share and consolidate operations into a more efficient operating structure. We also know the market and the customers, since we have been banking in this region for nearly a century.

(bullet) EPS Contribution -- Every merger partner must quickly become a contributor to earnings per share. If a particularly advantageous acquisition is moderately dilutive, however, we might be willing to accept it provided we can still meet our earnings per share goals.

(bullet) Quality Management -- We seek management that shares our corporate philosophies and has exhibited an ability to successfully manage its company. A strong management team helps us maintain effective communications and quality customer service at a critical time.

Franchise Enhancement

Southern National is building market leadership through its merger and acquisition program. In 1993, we held the No. 1 market share ranking in 15 of the cities where we operated, representing 22% of our total deposits. We were 2nd in 29 cities, representing 40% of our deposits. With 62% of our deposits in cities where we are No. 1 or 2, opportunities remain to increase market share and realize additional operating efficiencies throughout our franchise. Our recent M&A activity shows our commitment to this strategy. Southern National is building a financially strong, competitive banking franchise with an improved ability to provide personal, innovative service to our customers.
In 1993 and early 1994, we completed five acquisitions, which increased Southern National's assets to $8.3 billion. The 1994 acquisition of The First, with $2.0 billion in assets, is by far our largest merger.
The acquisition of FedFirst Bancshares, Inc. of Winston-Salem, N.C., with $396 million in assets, made Southern National the No. 2 bank in North Carolina's 4th largest market. Our deposit market share in this area climbed to 19% from 9%.
In October, we completed the acquisition of East Coast Savings Bank, SSB, of Goldsboro, N.C., through a conversion/merger. Eighty percent of East Coast's $201 million in deposits were in Southern National's existing market cities. The acquisition solidified our No. 1 market share ranking in Fayetteville, the state's 5th largest financial market, moved our rank in Goldsboro to 3rd from 6th and in Clinton to 1st from 5th. In addition, we expect to save about 20% in costs at the merged bank.

Mergers and Acquisitions Since 1990


Date      Company                               Location              Type                  Size (In Millions)
 2/94     Home Federal Savings Bank             Statesville, NC       Merger                $      98 assets
 1/94     Regency Bancshares                    Hickory, NC           Merger                      263 assets
 1/94     The First Savings Bank                Greenville, SC        Merger                    2,013 assets
10/93     East Coast Savings Bank               Goldsboro, NC         Merger/Conversion           271 assets
 3/93     First Financial Savings Bank          Kinston, NC           Branch Purchase              12 deposits/
                                                                                                    3 consumer loans
 1/93     First Federal Savings Bank            Winston-Salem, NC     Merger                      396 assets
 5/92     First Security Federal Savings Bank   Pinehurst, NC         RTC                          55 assets
 3/92     Workmen's Federal Savings Bank        Mount Airy, NC        Merger                      260 assets
 9/91     Preferred Savings Bank                High Point, NC        RTC                         120 deposits
 9/91     Southeastern Federal Savings Bank     Charlotte, NC         RTC                         110 deposit
 5/91     Southeastern Federal Savings Bank     Charlotte, NC         RTC                          55 equity loans
 8/90     Western Carolina Savings and Loan     Valdese, NC           Merger                       90 assets
 8/90     Mutual Federal Savings and Loan       Elkin, NC             Merger                      130 assets


Our 1994 acquisition of Home Federal Savings Bank of Statesville, N.C., which had $98 million in assets, moved our market ranking in this city to 3rd from 11th, giving us a 17% share of the market. Seventy-five percent of Home Federal's deposits were in existing Southern National cities. The transaction is expected to provide cost savings of about 20%.
Our acquisition of Regency Bancshares Inc. of Hickory, N.C., strengthened our market share in Hickory to 2nd from 5th and provided entry into four new markets: Lenoir, Welcome, Denton and Lexington. Regency had $263 million in assets and $210 million in deposits, 60% of which were in existing Southern National markets. We expect the transaction to generate cost savings in the 30% range.
In future years, we will continue to act quickly on merger opportunities that enhance franchise value and provide increased profitability through revenue growth and operating efficiencies.

"We will continue to act quickly on acquisition and merger opportunities that enhance franchise value and provide increased profitability through revenue growth and operating efficiencies."


Southern National Network of Cities and Communities


(map appears here -- see appendix)

Profile*
232 Banking Offices
118 Cities
$8.3 Billion in Assets

(bullet) Southern National Cities
(star) Southern National Corporation, Lumberton
(diamond) Southern National Bank of North Carolina, Winston-Salem
(triangle) Southern National Bank of South Carolina, Greenville

*As of February 28, 1994

Profile of an Acquisition: The First


The First

On August 5, 1993, Southern National announced its most significant acquisition to date with a definitive agreement to acquire South Carolina's largest thrift, The First Savings Bank of Greenville. The transaction, which closed in January 1994, was five times larger than any merger we had ever completed.
With more than $2 billion in assets, The First provided Southern National with the critical mass needed in South Carolina to compete more efficiently and effectively. Because of its size, merging The First into the Southern National franchise presents great challenges, but Southern National's healthy balance sheet allows us to absorb The First and its many benefits, while maintaining strong asset quality measures and sound capital adequacy.

Acquisition Rationale

Our logic for acquiring The First clearly illustrates the financial and operational benefits that can be achieved by Southern National through a merger and acquisition strategy based on distinct goals and judged against explicitly defined criteria.

(bullet) Our acquisition of The First will solidify Southern
National's South Carolina franchise. With $689 million in assets, our South Carolina banking operation was small, but growing and profitable. The First increased our market presence substantially, moving Southern National to 3rd from 9th in statewide deposit market share. We are now a major factor in South Carolina banking.

(bullet) The merger makes us first in deposit share in the Greenville market and fourth in the Spartanburg and Charleston markets. With a population of one million, the Greenville/Spartanburg market is the largest and fastest growing area in the state. The area enjoys a low unemployment rate and is home to diversified industries including textiles, automotive and health services. With a substantial number of foreign companies from numerous countries doing business in the area, Greenville/Spartanburg boasts the heaviest per capita concentration of foreign investment of any U.S. metropolitan region.

(bullet) The acquisition also makes Southern National the largest residential mortgage originator in South Carolina and provides an important source of additional noninterest income. The combined mortgage servicing portfolio for outside investors totaled approximately $2 billion after merger.

(bullet) The acquisition affords Southern National the opportunity to achieve material expense savings and accelerate earnings momentum. Management expects to reduce The First's operating expenses by over 20%. Through a bulk sale of loans and real estate shortly after merger, we improved the credit quality statistics of the portfolio acquired from The First. These two steps alone are expected to substantially increase The First's contribution to earnings in the first full year after the merger.

(bullet) Our balance sheet and overall financial posture remain strong. Our goal is to continue to maintain high-quality statistics and ratios.

As a result of our merger with The First, Southern National is better positioned as a banking leader in the Carolinas, one of the most fertile regions of the country for our industry. By acquiring The
First, we have diversified our revenue mix and greatly increased the potential contribution from fee income, traditionally one of




Enhanced Market Share Position in South Carolina as a Result of The First Merger

                             Premerger               Postmerger
                             Share/Rank              Share/Rank

Key Markets

Greenville                   --      --              18%      1
Greer                        --      --              21       2
Spartanburg                  --      --               8       4
Charleston                   2%      11               6       4
Columbia                     3        8               8       5
South Carolina               2        9               7       3

Note: Based on 1993 deposit share data
our weakest sources of revenue. More importantly, we have fortified our ability to efficiently serve our customers.

The Future

During 1994, we will seek to maximize consolidation opportunities presented by our acquisitions of The First, East Coast Savings, Home Federal Savings and Regency Bancshares. We have a proven track record of successfully integrating our merger partners into the Southern National franchise and realizing the benefits we have projected from these transactions. We have placed the best of our best leaders in critical positions of our combined organization.
Many opportunities lie ahead. We must leverage The First's retail franchise by turning its customers into full-relationship customers of Southern National. A second objective of this cross-selling program is to minimize the attrition from The
First's customer base through proactive, face-to-face discussions with these customers.
While The First has excellent retail market share in some very vibrant commercial markets, e.g. Greenville/ Spartanburg, its commercial market share is generally very low. Our opportunity is to leverage our small- to medium-sized business expertise and momentum into these markets.
Each step this organization takes will be judged in light of its contribution to our long-term profitability, enduring financial strength, and ability to deliver innovative products and services to the Southern National customer. We will not stray from this course.


"Each step this organization takes will be judged in light of its contribution to our long-term profitability, enduring financial strength, and ability to deliver innovative products and services to the Southern National customer."

1993 Southern National Highlights

January 29           SNC acquires FedFirst Bancshares, Inc. and
                     assumes the No. 2 marketposition in Winston-
                     Salem, North Carolina's fourth largest financial market.

February 22          G. Lee Cory is named president of Southern
                     National Bank of South Carolina. Former
                     President Rob Greene is named executive vice president of SNC.

March 9              SNC announces merger with East Coast Savings
                     Bank, SSB of Goldsboro, a $271 million thrift that solidifies the bank's market share as 1st in Fayetteville, North Carolina's fifth largest financial market.

March 26 SNC agrees to purchase a branch office in Kinston, a new North Carolina market.

March 30 A new subsidiary is created, Southern National Investment Services,Inc., a registered broker-dealer.

April 29             SNC announces merger with Regency
                     Bancshares Inc. of Hickory, N.C.

May 1                SNC is rated 21st in performance among top
                     100 banks in the U.S. by Bank Management magazine.

June 22              SNC announces merger with Home Federal
                     Savings Bank of Statesville, N.C.

August 5             SNC announces merger with The First Savings
                     Bank, FSB, of Greenville,S.C., a $2.0 billion thrift that boosts market share in South Carolina to 3rd from 9th.

August 15            SNC completes relocation of North Carolina
                     banking headquarters to Winston-Salem.

September 13         SNC introduces HONOR ATM debit card.

September 15         SNC makes available $2 million in loans to small
                     minority businesses in South Carolina.

October 7            SNC completes merger with East Coast Savings
                     Bank of Goldsboro.

October 14           Banking executive C. Royce Hough joins SNC
                     and is named head of corporate banking.

                               1993 FINANCIAL REVIEW

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS..............................................................................................    14
  OVERVIEW...............................................................................................................    14
  ANALYSIS OF FINANCIAL CONDITION........................................................................................    14
  EARNINGS ANALYSIS......................................................................................................    19
  ASSET/LIABILITY MANAGEMENT.............................................................................................    24
  INFLATION AND CHANGING INTEREST RATES..................................................................................    25
  CAPITAL ADEQUACY AND RESOURCES.........................................................................................    26
  STOCK AND DIVIDENDS....................................................................................................    26
  FOURTH QUARTER RESULTS.................................................................................................    27
SIX-YEAR FINANCIAL SUMMARY AND SELECTED RATIOS...........................................................................    29
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING......................................................................    30
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.................................................................................    30
CONSOLIDATED FINANCIAL STATEMENTS........................................................................................    31
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................................................................    35
FORM 10-K................................................................................................................    50
SUPPLEMENTAL FINANCIAL INFORMATION.......................................................................................    54

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW
   The following discussion and analysis of the financial condition and results of operations of Southern National Corporation and Subsidiaries (Southern National or SNC) for each of the three years in the period ended December 31, 1993 and related financial data are presented to assist in the evaluation of the accompanying consolidated financial statements and supplemental financial information.
   Much of the discussion that follows highlights Southern National's acquisition activity during 1993, as well as acquisitions occurring subsequent to year-end. All of the acquisitions were in the Carolinas allowing Southern National to leverage upon its existing market presence as well as expand into adjacent and complementary markets.
   On January 29, 1993, Southern National completed its acquisition of FedFirst Bancshares, Inc. (FedFirst), located in Winston-Salem, North Carolina, and its wholly-owned subsidiary, First Federal Savings Bank (FFSB) in a transaction accounted for as a pooling-of-interests. FFSB was merged into Southern National Bank of North Carolina (SNBNC), thereby increasing SNBNC's assets by $396 million and deposit base by $328 million. See Note B -- Acquisitions.
   On October 7, 1993, Southern National acquired East Coast Savings Bank, SSB (East Coast), headquartered in Goldsboro, North Carolina. Southern National issued 1,172,475 shares of its common stock in the conversion/merger of this North Carolina-chartered mutual savings bank in a transaction accounted for as a purchase, and therefore, the financial information contained herein does not include data relevant to the acquired institution prior to the date of acquisition. At merger date, East Coast had $271 million in total assets and $201 million in deposits. See Note B -- Acquisitions.
   On January 28, 1994, Southern National completed its acquisition of The First Savings Bank, FSB (The First) of Greenville, South Carolina in a transaction accounted for as a pooling-of-interests. The First was merged into Southern National Bank of South Carolina (SNBSC), thereby improving SNBSC's ranking by deposits to third in South Carolina. At year-end 1993, The First had $2.0 billion in assets and $1.5 billion in deposits. See Note B -- Acquisitions.
   On January 31, 1994, Southern National acquired Regency Bancshares Inc. (Regency) of Hickory, North Carolina in a transaction accounted for as a pooling-of-interests. At year-end 1993, Regency, a bank holding company whose principal subsidiaries are First Savings Bank, SSB of Hickory, North Carolina and Davidson Savings Bank, SSB of Lexington, North Carolina, had total consolidated assets of $263 million and total consolidated deposits of $210 million. See Note B -- Acquisitions.
   On February 24, 1993, Southern National acquired Home Federal Savings Bank
(Home) of Statesville, North Carolina in a transaction accounted for as a pooling-of-interests. At year-end 1993, Home had total assets of $98 million and total deposits of $90 million. See Note B -- Acquisitions.
   SNBNC, Southern National's lead bank was formed in 1897 while SNBSC was organized in 1986 as Southern National's entry into the South Carolina banking market. SNB Savings Bank, Inc., SSB (SSB), a state-chartered savings bank, is the resulting entity which evolved from the 1993 merger of former savings and loan institutions acquired by Southern National in 1990, Western Carolina Savings and Loan Association, Inc. (Western) and Mutual Federal Savings and Loan Association, A Stock Corporation (Mutual).
ANALYSIS OF FINANCIAL CONDITION
   Total assets at December 31, 1993 were $5.9 billion, an 18% increase from $5.0 billion at the end of 1992. Net loans and leases increased $461.2 million, or 16%, over the previous year's balance of $3.0 billion. See Table 4 -- Loan and Lease Portfolio Mix for the growth by category and the discussion which accompanies it. Shareholders' equity increased 16% to $503.1 million at December 31, 1993, from $431.9 million at the end of 1992. Significant components of this increase were the acquisition of East Coast and the retention of earnings.
   Average total assets in 1993 were $5.3 billion, a 13% increase over the 1992 average of $4.7 billion. The rise in total resources resulted principally from the growth in average earning assets, which were $5.0 billion in 1993, a 13% increase over the 1992 level of $4.4 billion. For 1991, average total assets were $3.9 billion.
                                       14

TABLE 1                                                                                                               % Change
COMPOSITION OF AVERAGE TOTAL ASSETS                                                                              1993 V.    1992 v.
(DOLLARS IN THOUSANDS)                                                    1993          1992          1991        1992       1991
Securities*.........................................................   $1,747,184    $1,480,868    $  975,570        18%        52%
Federal funds sold and other earning assets.........................       40,259        78,834        87,084       (49)        (9)
Loans and leases, net of unearned income*...........................    3,204,116     2,862,198     2,542,097        12         13
Average earning assets..............................................    4,991,559     4,421,900     3,604,751        13         23
Non-earning assets..................................................      321,596       291,380       268,262        10          9
Average total assets................................................   $5,313,155    $4,713,280    $3,873,013        13%        22%
Average earning assets as percent of average total assets...........         93.9%         93.8%         93.1%

* Includes assets held for sale.
SECURITIES
   During the past three years, management has shifted the mix of the securities portfolio as regulations have changed and as asset/liability strategies required. The securities portfolio was managed to provide a stability between liquidity and yield. Investment activity was centered in obligations of U.S. Treasury and U.S. Government agencies. The average maturity of Southern National's portfolio at December 31, 1993, based upon final stated maturity dates, was 3 years 5 months, compared to 5 years 8 months at December 31, 1992. Emphasis continues to be placed on positioning shorter maturity treasuries and shorter average life mortgage-backed securities. U.S. Treasury securities continued to comprise a major portion of the securities portfolio, providing good yields at maturities structured to address liquidity requirements for current and future periods. Table 3 -- Securities shows the maturity distribution by category of Southern National's securities portfolio at December 31, 1993.
   During this past year the net unrealized gains in the portfolio decreased slightly. At December 31, 1992, the market value was $49.6 million greater than book value. At December 31, 1993, the market value was $32.1 million greater than book value. The fully taxable equivalent (FTE) yield on the portfolio was 7.58% at December 31, 1992 compared to 6.24% at December 31, 1993. Through mergers and acquisitions and the use of excess liquidity, the portfolio grew from $1.6 billion at the end of 1992 to $2.0 at the end of 1993. During the past three years, securities have become a greater component of earning assets, increasing from 27% in 1991 to 35% in 1993. Average deposit growth exceeded loan demand during that time period. From an asset/liability management standpoint, the markets were conducive to utilizing excess deposits as well as inexpensive repurchase agreements to fund securities.
   At the end of 1992, Southern National's Asset/Liability Com-mittee (ALCO) made a determination that $269 million in mortgage-backed securities should be classified as held for sale. This was done to help Southern National manage its interest rate risk position and in response to prepayment risks and declining interest rates in general. These securities were sold in the first quarter of 1993 at a gain of $13.5 million.
   During 1993, the Financial Accounting Standards Board (FASB), issued Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement requires an entity to classify securities into held to maturity, available for sale and trading. Securities that are identified as held to maturity are placed there with the full intent to hold to maturity. Securities that are classified as available for sale may be sold for various reasons as determined by the ALCO. These securities are carried at fair value and unrealized gains and losses, net of tax, are reported in a separate component of equity.
   The ALCO determined that as of January 1, 1994 they would classify approximately $794 million in securities as available for sale. These securities were placed there to aid the ALCO in managing the liquidity needs and interest rate risk requirements of Southern National. Going forward, the size of the available for sale category may fluctuate as various needs are determined by the ALCO. At December 31, 1993, these securities were classified as held for sale.
   Early in 1994, Southern National completed its acquisition of The First, its largest merger to date. This acquisition added approximately $500 million in securities to the portfolio. Approximately $100 million of these securities have been classified as available for sale while the balance has been classified as held to maturity.

                                                                                                                         %
TABLE 2                                                                                                               Change
AVERAGE SECURITIES*                                                                                                   1993 V.
(DOLLARS IN THOUSANDS)                                   1993                    1992                   1991           1992
U.S. Treasury..................................   $1,107,707      63%     $  788,721      53%     $511,202      52%       40%
U.S. Government agencies and corporations......      558,638      32         620,640      42       395,487      41       (10)
States and political subdivisions..............       51,454       3          53,522       4        55,558       6        (4)
Other securities...............................       29,385       2          17,985       1        13,323       1        63
Average total securities.......................   $1,747,184     100%     $1,480,868     100%     $975,570     100%       18%
TABLE 2
AVERAGE SECURITIES*                              1992 v.
(DOLLARS IN THOUSANDS)                            1991
U.S. Treasury..................................      54%
U.S. Government agencies and corporations......      57
States and political subdivisions..............      (4)
Other securities...............................      35
Average total securities.......................      52%

* Includes securities held for sale.
                                       15

TABLE 3
SECURITIES
(DOLLARS IN THOUSANDS)

                                                                                               December 31, 1993
                                                                            Book Value    Average Yield (3)    Average Maturity (4)
U.S. Treasury
  Within one year........................................................   $ 385,583            5.68%
  One to five years......................................................     901,290            6.13
  Five to ten years......................................................      96,506            5.86
  After ten years........................................................          --              --
    Total................................................................   1,383,379            5.99                   2.50
U.S. Government agencies and corporations (1)
  Within one year........................................................      24,010            4.55
  One to five years......................................................     108,235            6.86
  Five to ten years......................................................     363,610            6.65
  After ten years........................................................      18,917            7.33
    Total................................................................     514,772            6.62                   5.83
States and political subdivisions
  Within one year........................................................       9,867            8.88
  One to five years......................................................      32,176            8.16
  Five to ten years......................................................      12,004            7.34
  After ten years........................................................          --              --
    Total................................................................      54,047            8.11                   3.00
Other securities
  Within one year........................................................          --              --
  One to five years......................................................          10            6.13
  Five to ten years......................................................         598            7.56
  After ten years........................................................          --              --
    Total................................................................         608            7.54                   6.04
    Total securities (2)(5)..............................................   $1,952,806           6.24%                  3.42

(1) Included in U.S. Government agencies and corporations are mortgage-backed securities, totaling $455,665,000. These securities are included in each of the categories based upon final stated maturity dates. The original contractual lives of these securities range from five to 30 years; however, a more realistic average maturity would be substantially shorter.
(2) Includes investment securities of $1,184,401,000 and securities held for sale of $794,473,000.
(3) Taxable equivalent basis.
(4) Weighted average in years.
(5) Excludes Federal Reserve Bank stock, Federal Home Loan Bank stock and other equity securities totaling $26 million.
LOANS AND LEASES
   Loans and leases, net of unearned income and loans held for sale, totaled $3.5 billion at year end, an increase of $463.1 million, or 15%, over the balance at the end of 1992. Commercial and industrial loans grew $220.8 million, or 17%. Commercial real estate loans grew $62.0 million, or 24%. Consumer loans were up $180.4 million, a 13% increase. The acquisition of East Coast in October contributed $200 million of this growth, primarily in the form of single family mortgage loans. Excluding loans acquired from East Coast, loan growth was approximately 7% for the year.
   Commercial loan growth was spurred by a relatively low interest rate environment, which created opportunities to refinance higher rate loans at other institutions and gain new customers. Also, 1993 was a good year for key industries in the Carolinas, which created opportunities to finance plant and equipment expansion. Commercial leasing, primarily tax-free leases with counties and municipalities, was strong. Lease receivables grew $56.6 million, or 38%, in 1993, after growing $41.5 million, or 39%, in 1992. Growth in commercial real estate loans is partially explained by the East Coast merger; however, a more significant factor was an improved market. Real estate markets rebounded throughout the Carolinas, creating expanded opportunities for new loans.
                                       16

   Consumer loan growth was primarily in single-family mortgage loans, which grew $143.1 million, or 17%, because of the East Coast merger. Excluding this acquisition, mortgage loans would have declined slightly. The interest rate environment prompted prepayment of older mortgage loans. In addition, refinanced and new mortgage loans were sold in the secondary market rather than held for investment. This strategy had the effect of reducing portfolio interest rate risk and increasing fee income. Balances outstanding under revolving credit lines were up $13.8 million, or 16%, the result of aggressive marketing efforts to expand this portfolio category. Home equity lines grew $20.1 million, or 8%.
   Loan and lease portfolio mix shifted slightly in 1993 toward a higher concentration in commercial loans, reversing a trend in the opposite direction that began in 1990. Commercial loans grew from 52.1% to 53.3% of the portfolio, while consumer loans declined from 47.9% to 46.7%. This change was the consequence of strong commercial loan demand, coupled with the accelerated pace of mortgage loan sales mentioned earlier. As a result of mergers with The First, Regency and Home, loan balances are expected to reach approximately $5 billion in the first quarter of 1994. Since most of the loans being acquired are single-family mortgage loans and other consumer loans, portfolio mix will shift back to a higher concentration in consumer loans.
   Loans held for sale at December 31, 1993 included $3.9 million in loans to be sold as part of a bulk asset sale immediately after merger with The First. Foreclosed properties amounting to $2.5 million were also part of the asset sale. The sales price for the loans was 53 1/3% of the aggregate face amount. Loans with specific reserves were charged down, and the remaining reduction to net realizable value was recorded in the noninterest expense category as loss on bulk sale of assets. Loans and real estate of The First with a realizable value, before costs to sell, of approximately $53 million were included in this asset sale.
TABLE 4
LOAN AND LEASE PORTFOLIO MIX*
(DOLLARS IN THOUSANDS)

                                            December 31,
                                          1993         1992
COMMERCIAL AND INDUSTRIAL
  Commercial and industrial secured
    by real estate...................  $  740,187   $  596,014
  Other commercial and industrial....     576,633      556,636
  Leases.............................     204,653      148,051
    Total commercial and
      industrial.....................   1,521,473    1,300,701
COMMERCIAL REAL ESTATE
  Land acquisition, construction and
    development......................      96,382       59,405
  Term...............................     229,271      204,261
    Total commercial real estate.....     325,653      263,666
CONSUMER
  Mortgages (1-4 family
    residential).....................     974,050      830,972
  Other installment..................     266,755      263,296
  Home equity........................     278,536      258,477
  Revolving credit...................      98,754       84,989
    Total consumer...................   1,618,095    1,437,734
    Total loan and lease portfolio...  $3,465,221   $3,002,101

* Net of unearned income and loans held for sale.
ASSET QUALITY
   Loan portfolio quality continued to improve in 1993, maintaining the trend that began in the second quarter of 1991. As reflected in Table 5 -- Asset Quality, nonperforming assets (NPA's) were $21.8 million at year end, down $7.9 million or 27% for the year. As a percent of total assets, NPA's declined from .59% at the end of 1992 to .37% at the end of 1993. As a percent of loans plus foreclosed properties, they decreased from .99% to .63%. Risk assets, which include NPA's and loans over 90 days past due but still accruing interest, were $22.4 million at year end, down from $31.5 million a year earlier, a 29% decrease. As a percent of loans and foreclosed properties, risk assets fell from 1.04% to .65% year end to year end.
   Net charge-offs fell 50% from $12.8 million in 1992 to $6.4 million in 1993, or from .45% to .20% of average loans. This ratio was .63% in 1991. The allowance for loan and lease losses totaled $39.8 million at year end, or 1.15% of loans and leases, compared to $37.9 million, or 1.26%, at the end of 1992. Reflecting the dramatic decline in net charge-offs, the year-end allowance was
6.22 times 1993 net charge-offs.
   Southern National assigns risk ratings to all commercial loans in the portfolio. This assignment of loans to one of seven categories is based upon the relative strength of the repayment source. All significant loans in the four lowest risk ratings are reviewed monthly by Southern National credit management for appropriateness of risk rating, accrual status and loss reserves. Loans are categorized as nonaccrual as soon as full collectibility of principal and interest is deemed doubtful. This policy contributes to a constant inflow of loans into the group of risk assets. As presented in the table entitled Changes in Nonperforming Assets, appearing elsewhere herein, there is also an outflow of loans being written off, upgraded or otherwise resolved. Southern National management believes that potential problem loans will not have a material effect on the total of risk assets.
   The mergers, which occurred during the first quarter of 1994, will have a minor, but adverse, effect on Southern National's asset quality ratios. Nonperforming assets will be much higher in dollar amount but are expected to remain below 1.00% of loan-related assets. The allowance for loan and lease losses will be higher, in dollar amount and as a percent of loans, reflecting management's plan to aggressively pursue resolution of acquired problem assets. Accordingly, higher loan losses are anticipated in 1994; however, management anticipates that reserves will be sufficient to minimize the impact on 1994 earnings.
                                       17

TABLE 5
ASSET QUALITY
(DOLLARS IN THOUSANDS)

                                                                                                            December 31,
                                                                                                     1993       1992       1991
RISK ASSETS
  Nonaccrual loans and leases....................................................................   $19,571    $17,054    $31,001
  Foreclosed property............................................................................     2,219     12,643     11,715
    Total nonperforming assets...................................................................    21,790     29,697     42,716
  Loans 90 days or more past due and still accruing..............................................       578      1,774      2,931
      Total risk assets..........................................................................   $22,368    $31,471    $45,647
ASSET QUALITY RATIOS
  Nonaccrual loans and leases as percent of loans and leases.....................................       .56%       .57%      1.19%
  Nonperforming assets as percent of:
    Total assets.................................................................................       .37        .59       1.04
    Loans and leases plus foreclosed property....................................................       .63        .99       1.64
  Net charge-offs as percent of average loans and leases.........................................       .20        .45        .63
  Allowance for losses as percent of loans and leases............................................      1.15       1.26       1.26
  Ratio of allowance for losses to:
    Net charge-offs..............................................................................      6.22X      2.96x      2.05x
    Nonaccrual loans and leases..................................................................      2.03       2.22       1.06

NOTE: All line items referring to loans and leases reflect loans and leases, net of unearned income and loans held for sale.
DEPOSITS AND OTHER BORROWINGS
   Average total deposits and other borrowings increased from $4.3 billion at the end of 1992 to $4.8 billion at December 31, 1993. Average deposits grew by 11% in 1993, compared to 1992.
   Average core deposits, Southern National's largest and most important funding source, increased $466.1 million, or 14%, over the balance at December 31, 1992. On average, core deposits were $3.8 billion in 1993 and $3.3 billion in 1992. At December 31, 1993, the level of core deposits exceeded the level of loans. Southern National will continue to emphasize core deposit growth, especially during the current operating environment in which liquidity has increased importance.
   In addition to increasing the core deposit level, management also increased the use of short-term borrowings, primarily repurchase agreements, to take advantage of significantly lower funding costs as rates declined. Because these instruments typically reprice rapidly, they were utilized to increase liability rate sensitivity. In anticipation of a potential rate rise, management utilized long-term debt, in the form of structured borrowings from the Federal Home Loan Bank (FHLB), to take advantage of lower funding costs over a longer time frame. See ASSET/LIABILITY MANAGEMENT for related discussion.
TABLE 6
COMPOSITION OF AVERAGE DEPOSITS AND OTHER BORROWINGS
(DOLLARS IN THOUSANDS)

                                                                   1993                     1992                     1991
Savings deposits.......................................    $  828,207        17%    $  676,405        16%    $  500,993        14%
Money market deposits..................................       793,817        17        714,175        17        634,242        18
Certificates of deposit................................     2,134,308        44      2,046,941        48      1,781,043        50
Total interest-bearing deposits........................     3,756,332        78      3,437,521        81      2,916,278        82
Demand deposits........................................       514,357        11        414,686        10        357,824        10
Total deposits.........................................     4,270,689        89      3,852,207        91      3,274,102        92
Short-term borrowings..................................       462,297        10        389,678         8        265,805         7
Long-term debt.........................................        62,381         1         26,408         1         27,940         1
Total deposits and other borrowings....................    $4,795,367       100%    $4,268,293       100%    $3,567,847       100%
                                                              % Change
Savings deposits.......................................      22%         35%
Money market deposits..................................      11          13
Certificates of deposit................................       4          15
Total interest-bearing deposits........................       9          18
Demand deposits........................................      24          16
Total deposits.........................................      11          18
Short-term borrowings..................................      19          47
Long-term debt.........................................     136          (5)
Total deposits and other borrowings....................      12%         20%

                                       18

   The addition of the deposit and borrowing base provided by The First will enhance Southern National's ability to fund its ongoing loan activity and growth. The deposit base provided by The First exhibits a good mix of various consumer products which will be improved with the addition of Southern National products. Rates previously paid by The First were in line with the markets they operated in, and were comparable to Southern National's rate structure. It is anticipated that core deposits will continue to provide SNBSC with the majority of its funding needs. Any additional funding requirements will be provided by structured borrowings from correspondents and the FHLB in consideration of balance sheet composition and interest rate sensitivity.
   Management faces an ongoing challenge in attracting new deposits as competition from both financial and non-financial institutions continues to increase. Southern National continually evaluates its product offerings against those of competitors as a means of determining the need to enhance current products or to develop new ones.
   Southern National has developed a broader base of federal funds lines from correspondents and has established alternative funding sources, including commercial paper and FHLB advances. Management will also continue its strategy of aggressively seeking deposits as a source for its primary funding.
   The ultimate goal is to attain funding flexibility, which will allow Southern National to react rapidly to opportunities brought about by growth and market volatility.
EARNINGS ANALYSIS
   Southern National's consolidated earnings are presented and analyzed in the following narrative and tables. All financial data reflect Southern National's merger with FedFirst that was accounted for on a pooling-of-interests basis. In addition, results attributable to East Coast are included since the date of acquisition in accordance with the purchase accounting method.
   Net income in 1993 was $72.0 million, a 52% increase over 1992 earnings of $47.2 million. On a per share basis, primary earnings were $2.16 in 1993, compared to $1.43 in 1992, while fully-diluted earnings were $2.03 in 1993 and $1.39 in 1992. Net income for 1991 was $33.8 million, or $1.21 per share.
   Net interest income FTE for 1993 was $235.3 million, a 9% increase over the prior year's level of $216.2 million. The net yield FTE on earning assets decreased from 4.89% in 1992 to 4.71% in 1993. The net yield FTE was 4.57% in 1991.
   The provision for loan and lease losses declined from $19.6 million in 1991, to $14.8 million in 1992 and $5.6 million in 1993. This decline was primarily attributable to a reduction in the level of nonperforming assets. See ANALYSIS OF FINANCIAL CONDITION -- Asset Quality elsewhere in this report.
   Southern National continues to emphasize goals to increase fee-based areas of income. Early in 1993, Southern National began operation of an investment subsidiary, which provides various investment related services to customers. Another program involves a mortgage lending division aimed at capturing and maintaining a share of the residential mortgage market. Finally, an accounts receivable-based lending group provides services to Southern National's business customers. This group will not necessarily generate additional fee income, but will increase loan activity.
   As discussed in ANALYSIS OF FINANCIAL CONDITION -- Securities, Southern National sold securities with a book value of $269 million during the first quarter, resulting in a net gain of $13.5 million. The primary factors leading to the sale of these securities, which were classified in the held for sale portfolio at December 31, 1992, were the consideration of new accounting regulations the banking industry is facing and anticipated balance sheet changes arising from merger and acquisition activity. The sale of these longer-term securities, substantially all of which were mortgage-backed securities, served to reduce the level of interest rate risk. The effect of the gains was mitigated by the implementation of the provisions of SFAS 106, which was recorded via a cumulative catch-up adjustment amounting to $6.5 million before taxes.
NET INTEREST INCOME
   Net interest income, the difference between total interest income and total interest expense, is Southern National's principal source of revenue. The amount of net interest income is determined by the volume of interest-earning assets, the level of rates earned on those interest-earning assets and the cost of supporting funds. The difference between rates earned on interest-earning assets (with an adjustment made to tax-exempt income to provide comparability with taxable income) and the cost of supporting funds is measured by the net yield on earning assets. The accompanying table presents the dollar amount of changes in interest income and interest expense. The table distinguishes between the changes related to average outstanding balances of interest-earning assets and interest-bearing liabilities and the changes related to average interest rates on such assets and liabilities. Changes attributable to both volume and rate have been allocated proportionately.
   During 1993, the net interest income FTE improved while the net yield FTE on earning assets declined, compared with 1992. The improvement in net interest income FTE was attributable to volume, mitigated to some extent by a decline in rates. The average yield FTE on earning assets decreased 92 basis points while the average rate on interest-bearing liabilities was 80 basis points lower.
                                       19

TABLE 7
NET INTEREST INCOME AND RATE/VOLUME ANALYSIS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1993, 1992 AND 1991
FULLY TAXABLE EQUIVALENT -- (DOLLARS IN THOUSANDS)

            Average Balance                         Yield/Rate                      Income/Expense
   1993           1992           1991        1993     1992      1991        1993         1992         1991
$1,695,730     $1,427,346     $  920,012     6.50%     7.55%     8.29%    $110,263     $107,714     $ 76,287
    51,454         53,522         55,558     8.21      8.59      8.99        4,226        4,596        4,995
 1,747,184      1,480,868        975,570     6.55      7.58      8.33      114,489      112,310       81,282
    40,259         78,834         87,084     3.04      3.15      9.43        1,223        2,482        8,209
 3,204,116      2,862,198      2,542,097     8.32      9.24     10.66      266,510      264,459      271,079
 4,991,559      4,421,900      3,604,751     7.66      8.58     10.00      382,222      379,251      360,570
   321,596        291,380        268,262
$5,313,155     $4,713,280     $3,873,013
$  828,207     $  676,405     $  500,993     2.29%     2.85%     4.27%    $ 18,944     $ 19,306     $ 21,405
   793,817        714,175        634,242     2.51      3.28      5.19       19,958       23,394       32,939
 2,134,308      2,046,941      1,781,043     4.22      5.08      6.93       90,111      103,996      123,432
 3,756,332      3,437,521      2,916,278     3.43      4.27      6.10      129,013      146,696      177,776
   462,297        389,678        265,805     2.95      3.58      5.88       13,616       13,932       15,618
    62,381         26,408         27,940     6.96      9.11      8.78        4,343        2,405        2,453
 4,281,010      3,853,607      3,210,023     3.43      4.23      6.10      146,972      163,033      195,847
   514,357        414,686        357,824
    58,061         41,114         36,778
   459,727        403,873        268,388
$5,313,155     $4,713,280     $3,873,013
                                             4.23%     4.35%     3.90%
                                             4.71      4.89      4.57     $235,250     $216,218     $164,723
                                                                          $ 10,595     $  8,249     $  6,840

(1) Yields related to investment securities, loans and leases exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a taxable equivalent basis assuming tax rates in effect for the periods presented.
(2) Includes federal funds sold and securities purchased under resale agreements or similar arrangements.
(3) Loan fees, which are not material for any of the periods shown, have been included for rate calculation purposes.
(4) Nonaccrual loans have been included in the average balances. Only the interest collected on such loans has been included as income.
(5) Includes assets which were held for sale.
   As a result of good commercial loan demand, the loan portfolio mix shifted to a higher concentration in commercial loans, reversing a trend from 1990. As mentioned previously, most of the loans being acquired from the three 1994 mergers are consumer-related and will cause a shift in the mix back to a higher concentration in consumer loans.
                                       20

                                                                       1993 V. 1992                         1992 v. 1991
                                                              INCREASE        CHANGE DUE TO        Increase        Change due to
                                                             (DECREASE)      RATE      VOLUME     (Decrease)      Rate      Volume
ASSETS
Securities (1):
  U.S. Treasury, Government and other (5).................    $  2,549     $(16,185)   $18,734     $ 31,427     $ (7,331)   $38,758
  States and political subdivisions.......................        (370)        (199)      (171)        (399)        (218)      (181)
    Total securities (5)..................................       2,179      (16,384)    18,563       31,028       (7,549)    38,577
Other earning assets (2)..................................      (1,259)         (83)    (1,176)      (5,727)      (5,016)      (711)
Loans and leases, net of unearned income (1)(3)(4)(5).....       2,051      (27,762)    29,813       (6,620)     (38,434)    31,814
  Total earning assets....................................       2,971      (44,229)    47,200       18,681      (50,999)    69,680
  Non-earning assets
    Total assets
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  Savings deposits........................................    $   (362)    $ (4,185)   $ 3,823     $ (2,099)    $ (8,327)   $ 6,228
  Money market deposits...................................      (3,436)      (5,915)     2,479       (9,545)     (13,251)     3,706
  Time deposits...........................................     (13,885)     (18,204)     4,319      (19,436)     (32,949)    13,513
    Total interest-bearing deposits.......................     (17,683)     (28,304)    10,621      (31,080)     (54,527)    23,447
Short-term borrowings.....................................        (316)      (2,677)     2,361       (1,686)      (7,414)     5,728
Long-term debt............................................       1,938         (682)     2,620          (48)          90       (138)
    Total interest-bearing liabilities....................     (16,061)     (31,663)    15,602      (32,814)     (61,851)    29,037
Demand deposits...........................................
Other liabilities.........................................
Shareholders' equity......................................
    Total liabilities and shareholders' equity............
Average interest rate spread..............................
Net yield on earning assets...............................    $ 19,032     $(12,566)   $31,598     $ 51,495     $ 10,852    $40,643
Taxable equivalent adjustment

   The net yield FTE on earning assets declined from 4.89% in 1992 to 4.71% in 1993. Several factors, including the impact of the overall interest rate environment, contributed to this decline: (i) prepayments on higher yielding mortgage loans increased as consumers refinanced at lower rates; (ii) the acquisition of thrift assets and liabilities with historically narrower spreads depressed the net yield; (iii) management utilized aggressive pricing to stimulate loan growth and (iv) bonds purchased to replace those sold in the first quarter of 1993 earned a lower rate. The acquisitions of FedFirst and East Coast during 1993 and the 1994 mergers with Regency, Home and The First total more than $3.1 billion in thrift assets which have a negative impact on Southern National's net yield. Repricing of deposits, on-and-off balance sheet hedging and other active asset/liability management techniques will continue to be utilized in 1994, as they were in 1993, to effectively manage the net yield.
   For a number of years, financial institutions have been hampered by fluctuating interest rate spreads and margins as a result of deregulation and increased competition. Southern National will continue to address this issue in the future through careful and timely monitoring of these percentages and taking a proactive stance in pricing both loan and deposit products to protect and enhance these margins while remaining competitive. The acquisition of The First will improve Southern National's ranking, based on deposits, in South Carolina to third. Additionally, SNBSC will gain the strength and depth of being a statewide bank with offices in all major markets while becoming a major mortgage lender. These factors will enable Southern National to strengthen its branch network in the Carolinas, attract new core deposits and enhance banking relationships with customers. Hedging strategies have been used in the past and will be utilized in the future to reduce sensitivity to interest rate movements. Southern National continues to evaluate new avenues of interest-based and fee-based income through its Strategic Planning Committee and other special task force groups.
                                       21

NONINTEREST INCOME
   The highly competitive environment in which financial institutions operate continues to raise the importance of recognizing and pursuing opportunities to expand noninterest income. The primary components of noninterest income are service charges on deposit accounts and fees from bank and bank-related services. Noninterest income was $66.3 million in 1993 a 52% increase over the prior year's level. Noninterest income totaled $44.1 million in 1991.
   Service charges on deposit accounts increased 5% in 1993 over 1992. An 18% increase in average deposits upon which service charges are incurred contributed to this increase. Another factor improving service charge income was the lower market interest rates used to calculate the credit given depositors for collected funds. On the other hand, several factors offset these increases to service charges. First, Southern National has been very successful in promoting the Select Banking program, primarily to new customers acquired through mergers and RTC transactions. Many service fees are waived for Select Banking customers. Second, because of competitive considerations, Southern National decreased the percentage of deposit insurance expense passed through to customers during the first quarter of 1993. Excluding securities gains and losses, net, service charges on deposits made up 49% of noninterest income in 1993 and 56% in 1992.
   Nondeposit fees and commissions increased $4.6 million, or 31%, in 1993. Key areas combined to culminate in this net increase over 1992. Aggressive marketing by the trust division, combined with continuing product enhancements, was primarily responsible for the $312 thousand, or 12%, increase in trust fees over the 1992 level of $2.7 million. Bankcard related fees increased $942 thousand, or 17%, in 1993. Among other fees, Southern National's investment subsidiary, generated $3.7 million. Management's continuous efforts to develop additional fee-generating activities and methods of improving profitability influenced the balance of 1993's net changes.
   Table 8 -- Noninterest Income shows total other noninterest income increased $3.1 million over 1992. Trading account income increased $307 thousand, or 64% in 1993. Income from operating leases increased $1.2 million, or 142% in 1993. A gain of $902 thousand was recognized on the sale of Atlantic States Bankcard Association stock. Since this stock was held as a condition of membership, rather than for investment purposes, the gain was included in other noninterest income. With the exception of securities gains and losses and other noninterest income, the change from 1991 to 1992 was the result of similar factors discussed for 1993. In 1992, a net loss of $99 thousand was recorded, compared with a $4.4 million net gain in 1991. The discontinuance of option fee activity was somewhat offset by an increase in net gains on the sale of mortgage loans held for sale and contributed to a decline in other noninterest income from 1991 to 1992.
   The employment of strategies discussed in ASSET/LIABILITY MANAGEMENT was the principal factor resulting in the net gain on securities of $13.6 million, compared with a net loss of $99 thousand in 1992.
TABLE 8
NONINTEREST INCOME
(DOLLARS IN THOUSANDS)

                                                                                                                     % Change
                                                                                                                1993 V.    1992 v.
                                                                                1993       1992       1991       1992       1991
Service charges on deposit accounts.........................................   $25,844    $24,595    $22,287         5 %       10%
Insurance fees and commissions..............................................     2,992      2,930      2,686         2          9
Trust fees..................................................................     3,000      2,688      2,542        12          6
Bankcard related fees.......................................................     6,468      5,526      5,228        17          6
Other fees and commissions..................................................     7,022      3,757      2,500        87         50
  Total nondeposit fees and commissions.....................................    19,482     14,901     12,956        31         15
Securities gains (losses), net..............................................    13,631        (99)     4,368        NM         NM
Other noninterest income....................................................     7,327      4,183      4,525        75         (8)
    Total noninterest income................................................   $66,284    $43,580    $44,136        52 %       (1)%
    NM-not meaningful

NONINTEREST EXPENSE
   Noninterest expense was $171.9 million in 1993, $156.8 million in 1992 and $132.5 million in 1991. As a result, the overhead costs of conducting business increased 10% over the prior year, while 1992 was 18% higher than 1991.
   The largest category of noninterest expense, personnel expense, increased 8% over 1992. Approximately 85%, or $5.2 million, of the increase occurred in the area of salaries. The acquisition of East Coast, combined with internal growth, resulted in a 15% increase in full-time equivalent employees during 1993 with approximately 2,549 employees at December 31, 1993. New endeavors undertaken during the year, namely, the internalization of investment services via the formation of Southern National Investment Services, Inc. and the formation of the residential mortgage division, as well as relocation bonuses attributable to the
                                       22
relocation of personnel to Winston-Salem, contributed to the 1993 increase. The $13.0 million, or 20%, increase in personnel expense from 1991 to 1992 resulted primarily from (i) the purchase acquisition of Workmen's in March 1992, (ii) $3.3 million in nonrecurring charges related to the FedFirst acquisition, (iii) $1.1 million associated with a nonrecurring early retirement program and (iv) strengthening of key management and technical areas. Employee benefits increased $874 thousand in 1993, compared to 1992, while 1992 was $3.4 million higher than 1991. These increases are directly associated with the increase in salary expense. The discount rate, the rate of increase in future compensation and the long-term rate of return on assets used in determining the net periodic pension cost for 1994 will be reviewed by management for appropriateness. Reduction of the discount rate to 7% and the rate of increase in future compensation to 5% is not expected to have a material impact on net income.
   Occupancy and equipment expense was $3.2 million, or 15%, higher in 1993 than in the prior year, while 1992 was $2.3 million higher than 1991. The primary factor impacting the increase from 1992 to 1993 was a $1.4 million charge related to the retirement and/or useful life reduction of certain assets, primarily technology-related equipment, to facilitate future upgrading. General increases associated with growth and expansion, as well as the acquisition of Workmen's, accounted for the increase from 1991 to 1992.
   Federal deposit insurance expense increased $783 thousand, or 9%, in 1993, as compared to the prior year, and $1.9 million in 1992 over 1991. Internal growth of deposits was a principal factor contributing to the increases for both years. Additionally, the acquisition of Workmen's was a factor in the increase in 1992 , compared to 1991. Procedures are in place to pass portions of this expense to customers through service charges and interest rates paid on deposits. The FDIC has approved the implementation of a risk-related insurance system that will place each financial institution in one of nine risk categories based on their level of capital and supervisory rating. There is an eight basis point spread between the highest and lowest premium rates where well-capitalized institutions with the highest supervisory rating will pay 0.23% of deposits and under-capitalized institutions with the lowest supervisory rating will pay 0.31%. Southern National's weighted average rate during 1993 and 1992 was 0.23%. Management expects to maintain its well-capitalized position and high supervisory rating in 1994 following the consummation of the mergers with Regency, Home and The First.
   Expenses relating to foreclosed property were $5.6 million in 1993, compared to $7.7 million in 1992 and $6.3 million in 1991. The higher level of 1992 expense resulted from increased sales activity and aggressive efforts to accelerate disposal of foreclosed properties. As a result of the continuing improvement in asset quality, foreclosed property expense declined in 1993.
   The other noninterest expense category increased 17% over 1992, rising from $40.7 million in 1992 to $47.9 million in 1993. Contributing factors included:
(i) the stocking of former FedFirst branches, acquired through merger, (ii) start-up costs associated with new divisions and (iii) costs related to relocation of SNBNC's administrative offices to Winston-Salem, North Carolina. TABLE 9
NONINTEREST EXPENSE
(DOLLARS IN THOUSANDS)

                                                                                                                     % Change
                                                                                                                1993 V.    1992 v.
                                                                              1993        1992        1991       1992       1991
Salaries.................................................................   $ 68,930    $ 63,735    $ 54,145         8%        18%
Employee benefits........................................................     16,346      15,472      12,048         6         28
  Total personnel expense................................................     85,276      79,207      66,193         8         20
Net occupancy expense....................................................     10,846       9,966       9,021         9         10
Furniture and equipment expense..........................................     13,052      10,761       9,391        21         15
  Total occupancy and equipment expense..................................     23,898      20,727      18,412        15         13
Federal deposit insurance expense........................................      9,222       8,439       6,536         9         29
Foreclosed property expense..............................................      5,617       7,694       6,344       (27)        21
Stationery and printing..................................................      3,424       3,065       2,327        12         32
Advertising..............................................................      4,190       3,963       3,370         6         18
Data processing expense..................................................      2,883       3,108       3,011        (7)         3
Credit card expense......................................................      5,200       4,453       4,326        17          3
Communications...........................................................      3,545       2,672       2,340        33         14
Postage and freight......................................................      2,336       2,359       2,070        (1)        14
Charitable contributions.................................................        987         769         695        28         11
Loss on bulk sale of assets..............................................      1,274          --          --        NM         --
Other expense............................................................     24,011      20,356      16,860        18         21
  Total other noninterest expense........................................     47,850      40,745      34,999        17         16
    Total noninterest expense............................................   $171,863    $156,812    $132,484        10%        18%

                                       23

PROVISION FOR INCOME TAXES
   The provision for income taxes was $37.9 million in 1993, compared with $32.7 million in 1992 and $16.1 million in 1991. Southern National's effective tax rates were 34.5%, 40.9% and 32.2% in 1993, 1992 and 1991 respectively. Total effective tax rates for 1993 and 1991 were less than statutory federal income tax rates primarily because of tax-exempt income derived from obligations of states and political subdivisions. The expense associated with the recapture of the tax bad debt reserves related to FedFirst was the principal factor resulting in the 1992 effective tax rates exceeding the statutory rates. In 1993, Southern National adopted SFAS No. 109, Accounting for Income Taxes, which supersedes Accounting Principles Board Opinion No. 11 and SFAS 96.
   SFAS 109 requires that the net deferred tax assets and liabilities on the statement of condition be recorded at current tax rates. The net change for the year in the deferred tax accounts on the statement of condition is recorded as deferred taxes in the provision for income taxes on the statement of income. See Note L -- Income Taxes for a detailed analysis of the components of income tax expense for the past three years.
ASSET/LIABILITY MANAGEMENT
   Asset/liability management activities are designed to assure liquidity and, through the management of Southern National's interest sensitivity position, to achieve relatively stable net interest margins. It is the responsibility of the ALCO to set policy guidelines and to establish long-term strategies with respect to interest rate exposure and liquidity. The ALCO, which is composed primarily of executive management, meets regularly to review Southern National's interest rate and liquidity risk exposures in relation to present and prospective market and business conditions, and adopts balance sheet management strategies that are intended to assure that any potential impact on earnings and liquidity is within conservative standards.
   Liquidity represents a bank's continuing ability to meet its funding needs, primarily deposit withdrawals, timely repayment of borrowings and other liabilities, and draw-downs on loan commitments. In addition to its level of liquid assets, many other factors affect a bank's ability to meet liquidity needs, including access to additional funding sources, total capital position and general market conditions.
   Traditional sources of liquidity include proceeds from maturity of investment securities, repayment of loans and growth in core deposits. Federal funds purchased, repurchase agreements and dollar rolls supplement the traditional sources.
   As can be seen from the CONSOLIDATED STATEMENTS OF CASH FLOWS, operating activities provided $24.4 million, $79.9 million and $55.2 million in cash in 1993, 1992 and 1991, respectively. Deposits were a key funding source in all three years. In addition, short-term borrowings, principally federal funds purchased, repurchase agreements and dollar rolls, were important in providing funding in 1993 and 1992. The preferred stock issue in early 1992 raised $74.1 million in cash. Net increases in both the securities portfolio and the loan and lease portfolio accounted for the majority of the uses of cash in all three years. No trends in the sources or uses of cash by Southern National are expected to have a material impact on Southern National's liquidity position.
   A prime objective in interest rate risk management is the avoidance of wide fluctuations in net interest income through balancing the impact of changes in interest rates on interest sensitive assets and interest sensitive liabilities. Management uses Interest Sensitivity Simulation (Simulation) Analysis to measure the interest rate sensitivity of earnings. Discussion of this method is covered in INFLATION AND CHANGING INTEREST RATES.
   Balance sheet repositioning is the most efficient and cost effective means of managing rate risk and is accomplished by strategic pricing of asset and liability accounts. The expected result of strategic pricing is the development of appropriate maturity and repricing streams in those accounts to produce consistent net income during adverse interest rate environments. The ALCO monitors loan, investment and liability portfolios to ensure comprehensive management of rate risk on the balance sheet. These portfolios are analyzed for proper fixed rate and variable rate mixes given a specific interest rate outlook. In 1993, the total proportion of floating rate loans increased. At year-end, loans maturing or repricing in 30 days or less comprised 36% of all loans outstanding.
   During 1993, management utilized strategies to emphasize short-term liabilities to increase repricing speed on that side of the balance sheet. Southern National used dealer repurchase agreements (repos), in which securities comprising a portion of the securities portfolio are transferred to approved correspondent banks and brokers for short-term funding strategies. Management continued to utilize mortgage-backed securities dollar rolls. The use of dealer repos and dollar rolls complemented overall asset/liability strategy since most of these agreements had overnight to monthly repricing that helped to sensitize the liability side of the balance sheet in the falling interest rate environment prevailing during 1993.
   Interest rate volatility often increases to the point that balance sheet repositioning through the use of account repricing cannot occur rapidly enough to avoid adverse net income effects. At those times, and when customer demand and competition are such that account repricing is not sufficient, off-balance sheet or synthetic hedges are utilized. During 1993, management used interest rate swaps, caps and floors to supplement balance sheet repositioning. The counterparties to these transactions were large commercial banks and investment banks, all of which were approved by the ALCO. Semi-annually, the counterparties are reviewed for creditworthiness by Southern National's credit policy group.
   Interest rate swaps are contractual agreements between two parties to exchange a series of cash flows representing interest payments. A swap allows both parties to transform the repricing characteristics of an asset or liability from a fixed to a floating rate, a floating rate to a fixed rate, or even one floating rate to another floating rate. The underlying principal positions are not affected. Swap terms generally range from one year to seven years
                                       24
depending on the need. At year-end 1993, interest rate swaps with a total notional value of $213 million, with terms ranging up to seven years, were outstanding.
   Management feels that interest rates may be at their low end and that earnings may be at risk if, in a rising rate environment, the prime rate does not increase at the same rate that funding costs rise. To protect from this possibility management entered into $300 million of two-year interest rate corridors. The transaction is based on the spread between the prime rate and the federal funds rate. A corridor is the simultaneous purchase of a cap on one rate, the federal funds rate, and the sale of a cap on a different interest rate, the prime rate. If the federal funds rate rises quicker than the prime rate, the proceeds from the off-balance sheet financial instruments will offset any reduction in income resulting from a higher relative funding cost. As a result of Southern National's on-balance sheet repositioning and off-balance sheet hedging, the negative impact of a 100 basis point decline over 12 months in interest rates is projected to be only .2% of net income. Stated in terms of earnings per share, a decline of 100 basis points in interest rates is projected to reduce earnings by only one-half of one cent per share by the end of 1994. Conversely, if interest rates were to rise 200 basis points, given Southern National's balance sheet position at year-end, the impact on net income would be a decrease of .1%, compared to a flat interest rate scenario.
   Management expects that a firming economic environment and restrictive monetary policy by the Federal Reserve Board (FRB) at the beginning of 1994 will justify the current positioning of Southern National's interest rate sensitivity. Events will be monitored during the course of the year to determine appropriate adjustments to balance sheet and off-balance sheet hedges.
INFLATION AND CHANGING INTEREST RATES
   The majority of assets and liabilities of financial institutions are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Fluctuations in interest rates and the efforts of the FRB to regulate money and credit conditions have a greater effect on a financial institution's profitability than do the effects of higher costs for goods and services. Through its balance sheet management function, Southern National is positioned to respond to changing interest rates and inflationary trends.
   Simulation Analysis takes into account the current contractual agreements that Southern National has made with its customers on deposits, borrowings, loans, investments and any commitments to enter into those transactions. Management monitors Southern National's interest sensitivity by means of a computer-based asset/liability model that incorporates current volumes and rates, maturity streams, repricing opportunities and anticipated growth. The model calculates an earnings estimate based on current portfolio balances and rates, less any balances that are scheduled to reprice or mature. Balances and rates that will replace the previous balances and any anticipated growth are added. This level of detail is needed to correctly simulate the effect that changes in interest rates and anticipated balances will have on earnings of Southern National. This method is subject to the assumptions that underlie the process, but it gives a better picture of the true earnings outlook as a whole.
   In reviewing Table 10 -- Interest Sensitivity Simulation Analysis, it is important to note that such analysis represents the sensitivity position as of a point in time and can be changed significantly by management within a short time period. Care should also be taken in noting that this tabular data does not reflect the impact of a change in the credit quality of Southern National's assets and liabilities. To attempt to quantify the potential change in net income, given a change in interest rates, various interest
TABLE 10
INTEREST SENSITIVITY SIMULATION ANALYSIS

  Interest
    Rate           Reference Rate       Annualized
  Scenario                   Money       Percent
Instantaneous               Market      Change in
  Parallel        Prime     Account     Net Income
 +4.00%           10.00%      6.08%          -21.8%
 +3.00            9.00        5.08           -16.3
 +2.00            8.00        4.08           -10.9
 +1.00            7.00        3.08            -5.4
 No change        6.00        2.08               0
 -1.00            5.00        1.08             5.4
 -2.00            4.00        0.08            10.4
 -3.00            3.00        0.00             7.3
 -4.00            2.00        0.00            -4.7
   Gradual
 Historical
 +2.00%           8.00        2.74            -0.1
 -1.00            5.00        1.75            -0.2

rate scenarios are applied to the projected balances, maturities and repricing opportunities. The resulting change in net income reflects the level of sensitivity that net income has in relation to changing interest rates. The Instantaneous Parallel rate shocks assume that all interest-bearing assets and liabilities move simultaneously and instantaneously in magnitude and direction. The Gradual Historical rate shocks assume that individual interest-bearing assets and liabilities move gradually over a twelve-month time period in correlation to its historical relationship with the assumed change in the Prime rate. For example, Southern National's Money Market Account rate has changed only one-third as much as Prime rate.
                                       25

   A comprehensive policy has been developed for setting parameters for the management of interest rate risk as defined by the results of the model's output. Management has set policy guidelines that interest sensitive assets should remain between 150% and 50% of interest sensitive liabilities for all periods. Management has also stated that earnings should not fluctuate more than 5% up or down given each 1% change in rates over a 12-month period. To control that variance, and to manage the balance sheet consistent with any projected interest rate environment, management uses a number of natural or on-balance sheet strategies as well as off-balance sheet strategies as discussed in ASSET/LIABILITY MANAGEMENT.
CAPITAL ADEQUACY AND RESOURCES
   The maintenance of appropriate levels of capital is a management priority. Overall capital adequacy is monitored on an on-going basis by management and reviewed regularly by the Board of Directors. Southern National's principal capital planning goals are to provide an adequate return to shareholders while retaining a sufficient base from which to provide future growth and compliance with all regulatory standards.
   Shareholders' equity at December 31, 1993 was $503.1 million versus $431.9 million a year earlier, an increase of $71.3 million or 16%. As a percent of year-end assets, total shareholders' equity was 8.5 % at December 31, 1993 versus 8.6 % a year earlier. Changes in shareholders' equity for 1993 and each of the preceding two years are presented in Table 12. Growth in year-end equity per common share for the most recent three years is also shown in this table. Southern National's book value per common share at December 31, 1993 was $13.47, an increase of 12.7% from $11.95 a year earlier.
TABLE 11
CAPITAL -- COMPONENTS AND RATIOS
DECEMBER 31
(DOLLARS IN THOUSANDS)

                                           1993        1992
Tier 1 capital........................   $492,752    $419,528
Tier 2 capital........................     39,678      39,504
Total capital.........................   $532,430    $459,032
Risk-based capital ratios:
  Tier 1 capital......................      14.43%      14.77%
  Total capital.......................      15.56       16.16
Tier 1 leverage ratio.................        8.6         8.5

   Southern National's internal capital formation rate (net income less dividends as a percent of average equity) was 10.4% for 1993 compared to 7.3% in 1992, when merger expenses and special charges reduced net income. Average shareholders' equity as a percent of average assets was 8.7%, 8.6% and 6.9% in 1993, 1992 and 1991, respectively.
   Southern National's long-term debt to long-term debt plus equity at December 31, 1993 was 15.5%, compared with 7.4% and 8.1% at December 31, 1992 and 1991, respectively. Average long-term debt increased 136% from $26.4 million in 1992 to $62.4 million in 1993. FHLB advances were utilized in 1993 to take advantage of low interest rates, which are expected to rise in 1994.
   Table 11 presents Southern National's Tier 1 and total risk-based capital and Tier 1 leverage ratios at year-end 1993 and 1992. The capital ratios measure the capital to risk-adjusted assets and off-balance sheet items as defined by FRB guidelines. An 8% minimum of total capital to risk-adjusted assets is required.
   One-half of the 8% minimum must consist of tangible common shareholders' equity. At December 31, 1993, Southern National's Tier 1 capital ratio was 14.43% and its total capital ratio was 15.56%, both of which well exceeded regulatory criteria. The leverage ratio, established by the FRB, measures Tier 1 capital to average total assets less goodwill and must be maintained in conjunction with the risk-based capital standards. At December 31, 1993, Southern National's leverage ratio was 8.6%, well above the 3% minimum required. TABLE 12
SELECTED EQUITY DATA AND RATIOS

                                     1993      1992      1991
Book value per common share at
  year-end.......................   $13.47    $11.95    $10.56
Book value per common share
  percent increase over prior
  year-end.......................    12.7 %    13.2 %    16.6 %
Common dividends per share as a
  percent of net income available
  per common share...............    29.63     34.97     38.02
Equity at year-end to year-end:
  Total assets...................     8.5       8.6       7.1
  Net loans and leases...........    14.7      14.6      11.4
  Deposits.......................    11.1      10.5       8.3
  Equity and long-term debt......    84.5      93.0      91.9

STOCK AND DIVIDENDS
   A strong capital base is vital to any banking organization as capital provides a solid foundation for anticipated future asset growth and promotes investor and depositor confidence. Capital management is a continuous process at Southern National and ensures that capital is provided for current needs and anticipated growth.
   At the end of 1993, Southern National had 31.8 million shares of common stock issued and outstanding, compared to 29.9 million shares outstanding at the previous year-end. The principal reason for the increase in common shares was the issuance of 1.2 million shares in connection with the East Coast conversion/merger in October 1993. Southern National's common shares
                                       26
were held by 19,938 owners of record at February 17, 1994. These common shareholders are located throughout the United States and in several foreign countries. At December 31, 1993, the total market capitalization of Southern National's common stock was approximately $629.0 million.
   Southern National's ability to pay dividends is primarily dependent on its earnings from operations, the adequacy of its capital and the availability of liquid assets for distribution. The Parent Company's ability to replenish its liquid assets available for distribution is primarily dependent on the ability of the banking subsidiaries (SNBNC, SNBSC and SSB) to pay dividends to the Parent Company. Historically, Southern National's cash dividends have been approximately one-third of earnings resulting from the need to retain sufficient capital to support future growth and to meet regulatory requirements while providing a competitive return on investment to its shareholders. Southern National's common dividend payout ratio, computed by dividing dividends per common share by earnings available per common share, was 29.6% in 1993, compared to 35.0% in 1992 and 38.0% in 1991. Southern National's quarterly cash dividend per common share was increased twice during 1993, rising from $.13 per common share to $.17. This marked the 21st consecutive year that cash dividends have been increased. A discussion of dividend restrictions is included in Note
O -- Regulatory Requirements and Other Restrictions.
   Southern National's common stock is traded on the New York Stock Exchange
(NYSE) under the symbol SNB. The accompanying table, Quarterly Common Stock Summary, sets forth the high, low and last sales prices for the common stock on the NYSE as reported on the NYSE Composite Tape and the cash dividends paid per share of common stock for each of the last eight quarters.
   At December 31, 1993, Southern National had 770,000 shares of 6.75% Cumulative Convertible Preferred Stock, Series A issued and outstanding in the form of 3,080,000 depositary shares, at a stated value of $25 per depositary share. Each depositary share represents a one-quarter interest in a preferred share. The depositary shares are convertible at the option of the holder into
1.4767 shares of common stock. Accordingly, 4,548,236 shares of common stock have been reserved for conversion of the preferred stock. The preferred stock will be redeemable at the option of Southern National, in whole or in part, or from time to time, on or after March 1, 1996, at $26.0125 per depositary share through February 28, 1997, with prices decreasing annually thereafter to $25 per depositary share on and after March 1, 2002, plus in each case dividends accrued and accumulated but unpaid to the redemption date. The depositary shares have a liquidation value of $25 per share, or $77,000,000 in the aggregate, plus accrued but unpaid dividends to, but excluding the date of final distribution. TABLE 13
QUARTERLY COMMON STOCK SUMMARY
[CAPTION]

                                                                  1993                                       1992
Quarter                                                 SALES PRICES           DIVIDENDS           Sales Prices           Dividends
Ended                                             HIGH      LOW       LAST       PAID        High      Low       Last       Paid
March 31......................................   $22.50    $19.63    $21.88      $   .15    $14.63    $13.00    $14.25      $   .12
June 30.......................................    23.38     19.25     21.88          .15     18.13     14.00     16.25          .12
September 30..................................    23.38     19.75     20.50          .17     18.25     15.25     17.00          .13
December 31...................................    21.88     18.88     19.75          .17     19.75     16.13     19.63          .13
      Year....................................    23.38     18.88     19.75          .64     19.75     13.00     19.63          .50

FOURTH QUARTER RESULTS
   Net income for the fourth quarter of 1993 was $18.6 million, an increase of 162% over the earnings of $7.1 million for the same period in 1992. On a per share basis, fully-diluted net income was $.51 for the three months ended December 31, 1993, compared to $.20 a year earlier. On January 29, 1993, Southern National acquired FedFirst in a transaction accounted for as a pooling-of-interests. During the three month period ended December 31, 1992, FedFirst recorded material, nonrecurring charges which totaled $7.8 million. Excluding the nonrecurring items, earnings per share dilution in 1992 was approximately $.12 per share. A 27% decline in the provision for income taxes to $8.8 million in the fourth quarter of 1993, compared with $12.1 in 1992, also contributed to the improvement in earnings in 1993 over 1992. The purchase acquisition of East Coast in October of 1993 was a factor contributing to increases in all fourth quarter 1993 categories compared to the same period in 1992.
   In the fourth quarter, net interest income FTE was 8.5% higher than for the same period in 1992. The 16% growth in average earning assets accounted for higher levels of net interest income FTE. Net yield FTE actually declined from 4.96% to 4.64%.
   Annualized return on average common equity was 16.62% for the fourth quarter of 1993, compared with 6.49% in 1992. Return on average assets was 1.30% in 1993 versus .58% in 1992.
   Noninterest income was $14.4 million and $11.2 million for the fourth quarters of 1993 and 1992, respectively. The following factors contributed to the net increase in 1993: (i) SNIS' income in 1993 was $1.1 million, compared to $184 thousand in 1992, (ii) trust revenues increased from $702 thousand in 1992 to $950 thousand in 1993, (iii) service charges on deposits rose from $6.4 million in 1992 to $6.7 million in 1993, (iv) net gains on the sale of securities were $71 thousand in 1993 versus a net loss of $167
                                       27
thousand in 1992 and (v) trading account income rose from $78 thousand in 1992 to $164 thousand in 1993.
   Noninterest expense increased only $1.3 million, or 3%, compared to the same period last year. Approximately $3.7 million in nonrecurring adjustments recorded by FedFirst in connection with the merger elevated noninterest expense in the fourth quarter of 1992.
   The accompanying table, Quarterly Financial Summary -- Unaudited, presents condensed information relating to eight quarters in the period ended December 31, 1993.
TABLE 14
QUARTERLY FINANCIAL SUMMARY -- UNAUDITED
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                        1993                                          1992
                                    FOURTH       THIRD        SECOND       FIRST        Fourth       Third        Second
                                   QUARTER      QUARTER      QUARTER      QUARTER      Quarter      Quarter      Quarter
CONSOLIDATED SUMMARY OF
  OPERATIONS
Net interest income FTE.........  $   62,465   $   58,506   $   57,964   $   56,315   $   57,572   $   56,280   $   54,431
  FTE adjustment................       2,767        2,797        2,546        2,485        2,392        2,059        2,045
Provision for loan and
  lease losses..................       1,299          865        1,826        1,584        3,125        3,741        3,716
Noninterest income..............      14,408       13,422       13,371       25,083       11,170       11,177       10,628
Noninterest expense.............      45,341       41,425       40,554       44,543       44,004       38,010       38,860
Provision for income taxes......       8,836        8,997        8,546       11,559       12,100        8,215        6,928
Income before cumulative
  effect........................      18,630       17,844       17,863       21,227        7,121       15,432       13,510
Less: Cumulative effect*........          --           --           --        3,571           --           --           --
  Net income....................  $   18,630   $   17,844   $   17,863   $   17,656   $    7,121   $   15,432   $   13,510
Fully-diluted income per share
  before cumulative effect......  $      .51   $      .51   $      .51   $      .60   $      .20   $      .44   $      .39
Less: Cumulative effect*........          --           --           --          .10           --           --           --
  Net income per share..........  $      .51   $      .51   $      .51   $      .50   $      .20   $      .44   $      .39
SELECTED AVERAGE BALANCES
Assets..........................  $$5,754,123  $5,306,977   $5,135,867   $5,047,854   $4,949,342   $4,837,249   $4,748,401
Securities......................   1,905,195    1,768,091    1,683,824    1,624,411    1,582,743    1,551,848    1,536,247
Loans and leases, net...........   3,410,422    3,182,819    3,102,059    3,020,820    2,997,763    2,937,838    2,857,561
Total earning assets............   5,390,597    4,992,032    4,830,229    4,742,348    4,640,759    4,545,356    4,467,727
Deposits........................   4,502,706    4,231,546    4,199,158    4,145,857    4,047,890    3,963,810    3,841,159
Short-term borrowings...........     601,738      504,841      373,792      365,750      397,363      386,742      426,454
Long-term debt..................      88,554       58,285       59,417       42,812       28,901       23,845       26,657
Total interest-bearing
  liabilities...................   4,600,377    4,270,617    4,144,744    4,102,948    4,017,226    3,954,493    3,892,605
Shareholders' equity............  $  491,378   $  461,323   $  448,254   $  437,246   $  432,762   $  421,417   $  412,941
                                    First
                                   Quarter
CONSOLIDATED SUMMARY OF
  OPERATIONS
Net interest income FTE.........  $   47,935
  FTE adjustment................       1,753
Provision for loan and
  lease losses..................       4,193
Noninterest income..............      10,605
Noninterest expense.............      35,938
Provision for income taxes......       5,480
Income before cumulative
  effect........................      11,176
Less: Cumulative effect*........          --
  Net income....................  $   11,176
Fully-diluted income per share
  before cumulative effect......  $      .36
Less: Cumulative effect*........          --
  Net income per share..........  $      .36
SELECTED AVERAGE BALANCES
Assets..........................  $4,328,589
Securities......................   1,263,832
Loans and leases, net...........   2,647,180
Total earning assets............   4,044,405
Deposits........................   3,557,439
Short-term borrowings...........     362,324
Long-term debt..................      26,229
Total interest-bearing
  liabilities...................   3,566,807
Shareholders' equity............  $  342,766

* Cumulative effect of changes in accounting principle, net of income taxes.
                                       28

                 SIX-YEAR FINANCIAL SUMMARY AND SELECTED RATIOS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                                          Five-Year
                                                                                                                          Compound
                                            1993         1992         1991         1990          1989          1988      Growth Rate
SUMMARY OF OPERATIONS
  Interest income......................  $  371,627   $  371,002   $  353,730   $  353,363    $  329,011    $  273,532         6.3%
  Interest expense.....................     146,972      163,033      195,847      215,870       206,026       159,575        (1.6)
  Net interest income..................     224,655      207,969      157,883      137,493       122,985       113,957        14.5
  Provision for loan and lease
    losses.............................       5,574       14,775       19,639       21,749        10,165         8,201        (7.4)
  Net interest income after provision
    for loan and lease losses..........     219,081      193,194      138,244      115,744       112,820       105,756        15.7
  Noninterest income...................      66,284       43,580       44,136       38,658        36,262        31,383        16.1
  Noninterest expense..................     171,863      156,812      132,484      118,123       106,644        97,135        12.1
  Income before taxes..................     113,502       79,962       49,896       36,279        42,438        40,004        23.2
  Provision for income taxes...........      37,938       32,723       16,077       10,474        13,332        11,749        26.4
  Income before cumulative effect......      75,564       47,239       33,819       25,805        29,106        28,255        21.7
    Less: cumulative effect............       3,571           --           --           --            --            --          NM
  Net income...........................  $   71,993   $   47,239   $   33,819   $   25,805    $   29,106    $   28,255        20.6
EARNINGS PER SHARE
  Average shares outstanding (000's)
    Primary............................      30,958       29,888       27,952       27,831        27,759        27,706
    Fully-diluted......................      35,512       34,091       27,983       27,831        27,759        27,706
  Primary earnings
    Income before cumulative effect....  $     2.28   $     1.43   $     1.21   $      .93    $     1.05    $     1.02        17.5
    Less: cumulative effect............         .12           --           --           --            --            --          NM
      Net income.......................  $     2.16   $     1.43   $     1.21   $     0.93    $     1.05    $     1.02        16.2
  Fully-diluted
    Income before cumulative effect....  $     2.13   $     1.39   $     1.21   $      .93    $     1.05    $     1.02        15.9
    Less: cumulative effect............         .10           --           --           --            --            --          NM
      Net income.......................  $     2.03   $     1.39   $     1.21   $      .93    $     1.05    $     1.02        14.8
  Cash dividends.......................  $      .64   $      .50   $      .46   $      .42    $      .39    $      .36        12.2
  Shareholders' equity.................       13.47        11.95        10.56         9.06          8.48          7.76        11.7
AVERAGE BALANCE SHEETS
  Cash and due from depository
    institutions.......................  $  190,320   $  173,048   $  182,140   $  187,624    $  186,532    $  175,685         1.6
  Securities...........................   1,747,184    1,480,868      975,570      922,311       808,847       607,709        23.5
  Loans and leases*....................   3,165,102    2,825,924    2,511,393    2,351,980     2,221,249     2,074,893         8.8
  Other assets.........................     210,549      233,440      203,910      154,133       137,543       124,538        11.1
      Total assets.....................  $5,313,155   $4,713,280   $3,873,013   $3,616,048    $3,354,171    $2,982,825        12.2
  Deposits.............................  $4,270,689   $3,852,207   $3,274,102   $2,946,397    $2,777,781    $2,553,407        10.8
  Other liabilities....................     569,747      441,344      312,508      402,020       321,571       195,708        23.8
  Capital debt.........................      12,992       15,856       18,015       21,033        29,500        30,150       (15.5)
  Common shareholders' equity..........     385,584      338,068      268,388      246,598       225,319       203,560        13.6
  Preferred shareholders' equity.......      74,143       65,805           --           --            --            --          NM
      Total liabilities and
         shareholders' equity..........  $5,313,155   $4,713,280   $3,873,013   $3,616,048    $3,354,171    $2,982,825        12.2
SELECTED PERFORMANCE RATIOS
  Rate of return (annualized) on:
    Average total assets...............        1.35%        1.00%         .87%         .71%          .87%          .95%
    Average common shareholders'
      equity...........................       17.32        12.61        12.60        10.46         12.92         13.88
  Dividend payout......................       29.63        34.97        38.02        45.16         36.86         35.29
  Average equity to average assets.....        8.65         8.57         6.93         6.82          6.72          6.82

* Loans and leases are net of unearned and allowance for losses.
NM -- not meaningful
                                       29

                MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

   The management of Southern National Corporation and Subsidiaries (Southern National) is responsible for the preparation of the financial statements, related financial data and other information in this Annual Report. The financial statements are prepared in accordance with generally accepted accounting principles and include amounts based on management's estimates and judgment where appropriate. Financial information appearing throughout this Annual Report is consistent with the financial statements.
   Southern National's accounting system, which records, summarizes and reports financial transactions, is supported by an internal control structure which provides reasonable assurance that assets are safeguarded and that transactions are recorded in accordance with Southern National's policies and established accounting procedures. As an integral part of the internal control structure, Southern National maintains a professional staff of internal auditors who monitor compliance with and assess the effectiveness of the internal control structure.
   The Audit Committee of Southern National's Board of Directors, composed solely of outside directors, meets regularly with Southern National's management, internal auditors and independent public accountants to review matters relating to financial reporting, internal control structure and the nature, extent and results of the audit effort. The independent public accountants and the internal auditors have access to the Audit Committee with or without management present.
   The financial statements have been audited by Arthur Andersen & Co., independent public accountants, who render an independent professional opinion on management's financial statements. Their appointment was recommended by the Audit Committee and approved by the Board of Directors. Their examination provides an objective assessment of the degree to which Southern National's management meets its responsibility for financial reporting. Their opinion on the financial statements is based on auditing procedures which include reviewing the internal control structure to determine the timing and scope of audit procedures which includes performing selected tests of transactions and records as they deem appropriate. These auditing procedures are designed to provide a reasonable level of assurance that the financial statements are fairly presented in all material respects.

(Signature of L. Glenn Orr, Jr.)             (Signature of John R. Spruill)                  (Signature of Sherry A. Kellett)
L. Glenn Orr, Jr.                                     John R. Spruill                                      Sherry A. Kellett
Chairman, President                               Chief Financial Officer                                         Controller
and Chief Executive Officer

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
TO THE SHAREHOLDERS OF SOUTHERN NATIONAL CORPORATION:
   We have audited the accompanying consolidated statements of condition of SOUTHERN NATIONAL CORPORATION (a North Carolina corporation) and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southern National Corporation and Subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.
   As explained in Notes L and M to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

                                            (Signature of Arthur Andersen & Co.)
                                                         ARTHUR ANDERSEN & CO.
                                          Charlotte, North Carolina,
                                          January 14, 1994.

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
TO THE BOARD OF DIRECTORS OF
SOUTHERN NATIONAL CORPORATION:

   Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index of financial statements are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            (Signature of Arthur Andersen & Co.)
                                          Charlotte, North Carolina,
                                          January 14, 1994.
                                       30

                      CONSOLIDATED STATEMENTS OF CONDITION
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
                           December 31, 1993 and 1992
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          1993          1992
ASSETS
  Cash and due from depository institutions..........................................................  $  232,360    $  209,921
  Interest-bearing bank balances.....................................................................       8,845        51,123
  Federal funds sold and securities purchased under resale agreements or similar arrangements........       9,955        30,525
  Securities held for sale (market value: $803,162 in 1993 and $282,578 in 1992).....................     794,473       269,347
  Investment securities (market value: $1,207,841 in 1993 and $1,344,736 in 1992)....................   1,184,401     1,308,357
  Loans held for sale................................................................................      49,692         1,973
  Loans and leases, net of unearned income of $33,949 in 1993 and $22,924 in 1992....................   3,465,221     3,002,101
    Less -- allowance for losses.....................................................................     (39,800)      (37,877)
      Net loans and leases...........................................................................   3,425,421     2,964,224
  Premises and equipment, net........................................................................     107,322        86,004
  Other assets.......................................................................................      85,925        82,487
      Total assets...................................................................................  $5,898,394    $5,003,961
LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits:
    Noninterest-bearing..............................................................................  $  616,189    $  492,186
    Interest-bearing.................................................................................   3,920,809     3,639,939
      Total deposits.................................................................................   4,536,998     4,132,125
  Short-term borrowings..............................................................................     703,614       364,093
  Accounts payable and accrued liabilities...........................................................      62,532        41,355
  Long-term debt.....................................................................................      92,101        34,499
      Total liabilities..............................................................................   5,395,245     4,572,072
  Shareholders' equity:
    Preferred stock, $5 par, 5,000,000 shares authorized, 770,000 issued and outstanding in
      1993 and 1992..................................................................................       3,850         3,850
    Common stock, $5 par, 120,000,000 shares authorized, 31,845,582 issued and outstanding in 1993
     and 29,926,268 in 1992..........................................................................     159,228       149,631
    Paid-in capital..................................................................................     137,804       120,973
    Retained earnings................................................................................     206,628       158,755
    Unearned compensation............................................................................      (4,361)       (1,320)
      Total shareholders' equity.....................................................................     503,149       431,889
      Total liabilities and shareholders' equity.....................................................  $5,898,394    $5,003,961

See notes to consolidated financial statements.
                                       31

                       CONSOLIDATED STATEMENTS OF INCOME
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
              For the Years Ended December 31, 1993, 1992 and 1991
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       1993            1992            1991
INTEREST INCOME
  Interest and fees on loans and leases...........................................   $263,466        $262,421        $269,425
  Interest and dividends on securities............................................    106,938         106,099          76,096
  Interest on temporary investments...............................................      1,223           2,482           8,209
      Total interest income.......................................................    371,627         371,002         353,730
INTEREST EXPENSE
  Interest on deposits............................................................    129,013         146,696         177,776
  Interest on short-term borrowings...............................................     13,616          13,932          15,618
  Interest on long-term debt......................................................      4,343           2,405           2,453
      Total interest expense......................................................    146,972         163,033         195,847
NET INTEREST INCOME...............................................................    224,655         207,969         157,883
  Provision for loan and lease losses.............................................      5,574          14,775          19,639
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES.....................    219,081         193,194         138,244
NONINTEREST INCOME
  Service charges on deposit accounts.............................................     25,844          24,595          22,287
  Nondeposit fees and commissions.................................................     19,482          14,901          12,956
  Securities gains, (losses) net..................................................     13,631             (99)          4,368
  Other income....................................................................      7,327           4,183           4,525
      Total noninterest income....................................................     66,284          43,580          44,136
NONINTEREST EXPENSE
  Personnel expense...............................................................     85,276          79,207          66,193
  Occupancy and equipment expense.................................................     23,898          20,727          18,412
  Federal deposit insurance expense...............................................      9,222           8,439           6,536
  Foreclosed property expense.....................................................      5,617           7,694           6,344
  Other expense...................................................................     47,850          40,745          34,999
      Total noninterest expense...................................................    171,863         156,812         132,484
EARNINGS
  Income before income taxes......................................................    113,502          79,962          49,896
  Provision for income taxes......................................................     37,938          32,723          16,077
  Income before cumulative effect of changes in accounting principles.............     75,564          47,239          33,819
    Less: cumulative effect of changes in accounting principles, net of
      income taxes................................................................      3,571              --              --
  Net income......................................................................     71,993          47,239          33,819
  Preferred dividend requirements.................................................      5,196           4,605              --
  Income applicable to common shares..............................................   $ 66,797        $ 42,634        $ 33,819
PER COMMON SHARE
  Net income:
    Primary
      Income before cumulative effect.............................................   $   2.28        $   1.43        $   1.21
      Less: cumulative effect.....................................................        .12              --              --
         Net income...............................................................   $   2.16        $   1.43        $   1.21
    Fully-diluted
      Income before cumulative effect.............................................   $   2.13        $   1.39        $   1.21
      Less: cumulative effect.....................................................        .10              --              --
         Net income...............................................................   $   2.03        $   1.39        $   1.21
  Cash dividends paid per common share............................................   $    .64        $    .50        $    .46

See notes to consolidated financial statements.
                                       32

                       CONSOLIDATED STATEMENTS OF CHANGES
                            IN SHAREHOLDERS' EQUITY
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
              For the Years Ended December 31, 1993, 1992 and 1991
                             (DOLLARS IN THOUSANDS)

                                                                                                         Retained
                                                      Shares of                                          Earnings
                                                        Common      Preferred     Common     Paid-In       and
                                                        Stock         Stock       Stock      Capital      Other*      Total
BALANCE, DECEMBER 31, 1990.........................   27,819,507     $    --     $139,097    $ 29,003    $ 83,900    $252,000
ADD (DEDUCT)
  Net income.......................................           --          --           --          --      33,819      33,819
  Common stock issued pursuant to stock options....        7,031          --           35          (7)         --          28
  Change in valuation allowance for net unrealized
    loss on securities.............................           --          --           --          --         140         140
  Stock conversion of merged company...............           --          --           --          --      20,695      20,695
  Unamortized ESOP compensation and unearned
    compensation...................................           --          --           --          --      (2,533)     (2,533)
  Cash dividends paid by Southern National.........           --          --           --          --     (10,427)    (10,427)
BALANCE, DECEMBER 31, 1991.........................   27,826,538          --      139,132      28,996     125,594     293,722
ADD (DEDUCT)
  Net income.......................................           --          --           --          --      47,239      47,239
  Common stock issued pursuant to stock options....      104,137          --          520         169          (9)        680
  Preferred stock issued...........................           --       3,850           --      70,292          --      74,142
  Change in valuation allowance for net unrealized
    loss on securities.............................           --          --           --          --          37          37
  Acquisition of Workmen's Bancorp, Inc. accounted
    for under the purchase method..................    2,466,798          --       12,335      21,516          --      33,851
  Amortization of ESOP compensation and unearned
    compensation...................................           --          --           --          --       1,000       1,000
  Common stock acquired and retired................     (213,332)         --       (1,067)         --        (778)     (1,845)
  Reconciliation of fiscal year of merged company
    to calendar year...............................     (257,873)         --       (1,289)         --       1,370          81
  Tax benefit from vesting of certain benefit plans
    accelerated as a result of the change in
    control of FedFirst............................           --          --           --          --         905         905
  Cash dividends paid by merged company............           --          --           --          --      (1,012)     (1,012)
  Cash dividends paid/accrued by Southern National:
    Common stock...................................           --          --           --          --     (12,306)    (12,306)
    Preferred stock................................           --          --           --          --      (4,605)     (4,605)
BALANCE, DECEMBER 31, 1992.........................   29,926,268       3,850      149,631     120,973     157,435     431,889
ADD (DEDUCT)
  Net income.......................................           --          --           --          --      71,993      71,993
  Common stock issued pursuant to stock options....      504,369          --        2,523      (1,019)         --       1,504
  Acquisition of East Coast Savings Bank, SSB
    accounted for under the purchase method........    1,172,475          --        5,862      13,970          --      19,832
  Common stock issued pursuant to restricted
    stock grants...................................      242,470          --        1,212       3,880      (5,092)         --
  Amortization of unearned compensation............           --          --           --          --       2,050       2,050
  Cash dividends paid/accrued by Southern National:
    Common stock...................................           --          --           --          --     (18,923)    (18,923)
    Preferred stock................................           --          --           --          --      (5,196)     (5,196)
BALANCE, DECEMBER 31, 1993.........................   31,845,582     $ 3,850     $159,228    $137,804    $202,267    $503,149
* Other includes unrealized losses on equity securities, unamortized ESOP compensation and unearned compensation.

See notes to consolidated financial statements.
                                       33

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
              For the Years Ended December 31, 1993, 1992 and 1991
                             (DOLLARS IN THOUSANDS)

                                                                                             1993          1992         1991
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................................................   $    71,993    $  47,239    $  33,819
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan and lease losses................................................         5,574       14,775       19,639
    Depreciation of premises and equipment.............................................         9,484        7,495        6,437
    Amortization of intangibles........................................................         1,680        1,612          929
    Amortization of unearned stock compensation........................................           730           --           --
    Discount accretion and premium amortization on securities..........................         4,295        1,368          727
    Gain on sales of securities, net...................................................       (14,422)        (311)      (4,608)
    Gain on sales of loans, net........................................................          (314)      (1,738)        (450)
    Net loss on disposals of premises and equipment....................................            70           44           77
    Net loss on foreclosed property....................................................         4,684        6,541        4,724
    Net proceeds from sales of trading account securities..............................           791          500          239
    Proceeds from sales of loans held for sale.........................................       201,840      200,264       46,970
    Origination of loans held for sale, net of principal collected.....................      (245,370)    (192,189)     (50,876)
    (Increase) decrease in:
      Accrued interest receivable......................................................        (3,746)      (3,881)       2,919
      Other assets.....................................................................        (6,960)       3,784       (5,870)
    (Decrease) increase in:
      Accrued interest payable.........................................................          (914)      (5,725)      (5,453)
      Accounts payable and other accrued liabilities...................................        (5,041)         126        5,963
         Net cash provided by operating activities.....................................        24,374       79,904       55,186
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of held for sale securities......................................       280,460       10,456      468,755
  Proceeds from sales of held to maturity securities...................................           870       25,187       12,618
  Maturities of held to maturity securities............................................       400,197      397,444      111,808
  Purchase of held to maturity securities..............................................    (1,046,265)    (811,007)    (779,983)
  Leases made to customers.............................................................       (43,034)     (41,589)     (28,089)
  Principal collected on leases........................................................        34,750       33,849       28,614
  Loan originations, net of principal collected........................................      (249,446)    (183,336)    (162,910)
  Purchase of loans....................................................................            --           --      (51,479)
  Net cash acquired in transactions accounted for under the purchase method of
    accounting.........................................................................        32,221       36,169      220,464
  Purchases of premises and equipment..................................................       (31,878)     (16,031)      (9,610)
  Proceeds from disposals of premises and equipment....................................         1,257        3,300          743
  Proceeds from sales of foreclosed property...........................................         9,269        9,689       13,824
         Net cash used in investing activities.........................................      (611,599)    (535,869)    (175,245)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits.............................................................       198,172      301,653      232,161
  Net increase (decrease) in short-term borrowings.....................................       339,521      149,875      (78,888)
  Proceeds from long-term debt.........................................................        62,300       13,302           --
  Repayment of long-term debt..........................................................       (30,562)      (4,319)      (5,176)
  Net proceeds from common stock issued................................................         1,504          680       19,843
  Proceeds from sale of preferred stock................................................            --       74,142           --
  Common stock purchased and retired...................................................            --       (1,845)          --
  Cash dividends paid on common and preferred stock....................................       (24,119)     (17,273)     (10,427)
         Net cash provided by financing activities.....................................       546,816      516,215      157,513
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...................................       (40,409)      60,250       37,454
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.........................................       291,569      231,319      212,862
CASH AND CASH EQUIVALENTS AT END OF YEAR...............................................   $   251,160    $ 291,569    $ 250,316

See notes to consolidated financial statements.
                                       34

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
              For the Years Ended December 31, 1993, 1992 and 1991
   Southern National Corporation (Parent Company) is a multi-bank holding company organized under the laws of North Carolina and registered with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. Southern National Bank of North Carolina (SNBNC), Southern National Bank of South Carolina (SNBSC) (the Banks) and SNB Savings Bank, Inc., SSB (SSB) comprise the Parent Company's principal subsidiaries.
   The accounting and reporting policies of Southern National Corporation and Subsidiaries (Southern National or SNC) are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The following is a summary of the more significant policies. NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION
   The consolidated financial statements of Southern National include the accounts of the Parent Company and its subsidiaries, all of which are wholly-owned. In consolidation, all significant intercompany accounts and transactions have been eliminated. Prior period financial statements have been restated to include the accounts of companies acquired in transactions accounted for as poolings-of-interests. Results of operations of companies acquired in transactions accounted for as purchases are included from the dates of acquisition.
   Certain amounts for prior years have been reclassified to conform with statement presentations for 1993. The reclassifications have no effect on shareholders' equity or net income as previously reported.
SECURITIES
   Securities classified as held for investment are those securities that management intends to hold to maturity, subject to continued creditworthiness of the issuer, and that Southern National has the ability to hold on a long-term basis. Accordingly, these securities are stated at cost, adjusted for amortization of premium and accretion of discount, computed using the level-yield method.
   Securities classified as held for sale are intended to be held for indefinite periods of time and include those securities that management may employ as part of its asset/liability strategy or that may be sold in response to changes in interest rates, prepayments, regulatory capital requirements or similar factors. These securities are carried at the lower of amortized cost or market value.
   Trading account securities, of which none were held on December 31, 1993 and 1992, are selected according to fundamental and technical analyses that identify potential market movements. Trading account securities are positioned to take advantage of such movements and are stated at market value. Market adjustments, fees, gains or losses and income earned on trading account securities are included in noninterest income.
   Gains or losses from the sale of securities are determined from specific cost-basis identification and are included in noninterest income.
   On January 1, 1994 Southern National adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be classified in three categories: held to maturity, trading and available for sale. At January 1, 1994, $794.5 million of securities, with a market value of approximately $803.2 million, were classified as available for sale. Accordingly, shareholders' equity increased approximately $5.7 million after tax. In preparation for the adoption of SFAS 115, these same securities were classified as held for sale at December 31, 1993. This classification at year-end had no effect on income or shareholders' equity.
LOANS AND LEASE RECEIVABLES
   Commercial loans and substantially all installment loans accrue interest on the unpaid balance of the loans. The net amount of nonrefundable loan origination fees and costs associated with the lending process, including commitment fees are deferred and amortized to interest income over the contractual lives of the loans using the level-yield method. If the commitment expires unexercised, the income is recognized upon expiration of the commitment.
   Lease receivables consist primarily of direct financing leases on rolling stock and equipment. Lease receivables are stated as the total amount of lease payments receivable plus guaranteed residual values, less unearned income. Recognition of income over the lives of the lease contracts approximates the level-yield method.
LOANS HELD FOR SALE
   Gains or losses on sale of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold, adjusted for any yield differential, servicing fees and servicing costs applicable to future years. Any resulting deferred premium or discount is amortized, as an adjustment of yield, over the remaining life of the loans using the level-yield method. Loans held for sale are reported at the lower of cost or market value on an aggregate loan basis.
ALLOWANCE FOR LOSSES
   The provision for loan and lease losses charged to noninterest expense is the estimated amount required to maintain the allowance for loan and lease losses at a level adequate to cover future
                                       35
losses related to loans and leases currently outstanding. The primary factors considered in determining the allowance are the distribution of loans by risk class, the amount of the allowance specifically allocated to nonperforming loans and other problem loans, prior years' loan loss experience, economic conditions in Southern National's market areas and the growth of the credit portfolio. Ultimate losses may vary from original estimates and adjustments, as necessary, are made in the period in which these factors and other relevant considerations indicate that future loss levels may vary from those previously estimated. NONPERFORMING ASSETS
   Nonperforming assets include loans and leases accounted for on a nonaccrual basis and other real estate acquired through foreclosure.
   Loans and leases are placed on nonaccrual status when concern exists that principal or interest is not fully collectible, or when any portion of principal or interest becomes 90 days past due, whichever occurs first. When loans are placed on nonaccrual status, interest receivable is reversed against interest income in the current period. Interest payments received thereafter are applied as a reduction to the remaining principal balance when concern exists as to the ultimate collection of the principal; otherwise such payments are recognized as interest income. Loans and leases are removed from nonaccrual status when they become current as to both principal and interest and when concern no longer exists as to the collectibility of principal or interest.
   Assets acquired as a result of foreclosure are valued at the lower of cost or fair value. Cost is the sum of unpaid principal, accrued but unpaid interest and acquisition costs associated with the loan. Any excess of unpaid principal over fair value at time of foreclosure is charged to the allowance for losses. PREMISES AND EQUIPMENT
   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using principally the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the lease terms. Capitalized leases are amortized by the same methods as premises and equipment over the estimated useful lives or the lease term, whichever is shorter. The related obligations under capital leases are amortized using the interest method to allocate payments between principal reduction and interest expense. Amortization of capital lease assets and rent expense of operating leases are included in occupancy and equipment expense, depending on the nature of the asset.
   Additions, major replacements or improvements are added to premises and equipment accounts at cost. Expenditures for maintenance, repairs and minor replacements are charged to expense as incurred. Gains or losses on the disposal of premises and equipment are included in results of current operations.
INCOME TAXES
   The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary pays its calculated portion of federal income taxes to the Parent Company, or receives payment from the Parent Company to the extent that tax benefits are realized. Deferred income taxes have been provided where different accounting methods have been used for reporting income for income tax and for financial reporting purposes. As explained in Note L, Southern National changed its method of accounting for income taxes as of January 1, 1993.
OFF-BALANCE SHEET INSTRUMENTS
   Southern National utilizes financial forward and futures contracts, options written, interest rate caps and floors written and interest rate swaps to hedge interest rate risk associated with the asset/liability management, investment and trading account functions. These represent future commitments to purchase or sell financial instruments and are not reflected on the consolidated statements of condition.
   Income or expense on swaps and caps and floors qualifying as hedge instruments is recognized over the lives of the agreements as an adjustment of the yield of the particular underlying asset being hedged.
PER SHARE DATA
   Primary net income per common share has been computed by dividing net income applicable to common shares by the weighted average number of shares of common stock and common stock equivalents outstanding during the years, adjusted for the transaction accounted for as a pooling-of-interests in 1993. Common stock equivalents include the number of shares issuable on exercise of outstanding options less the number of shares that could be purchased with the proceeds from the exercise of the options based on the average price of common stock during the years.
   Fully-diluted net income per common share has been computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the years. Other potentially dilutive securities include the number of shares issuable upon conversion of the preferred stock. The number of shares issuable on exercise of options was calculated in the same manner as for primary net income per common share, except that purchases of common stock with the proceeds from the exercise of options have been assumed to have been made at the higher of the average price for the year or year-end price. Restricted stock grants are considered as issued for purposes of calculating net income per share.
   Weighted average number of shares were as follows:

                              DEC. 31,      Dec. 31,      Dec. 31,
                                1993          1992          1991
Primary...................   30,957,509    29,887,627    27,952,163
Fully-diluted.............   35,512,096    34,091,384    27,983,437

   Cash dividends per share relate to Southern National only and do not include cash dividends paid by merged companies.
PURCHASE ACCOUNTING
   The cost in excess of the fair value of net assets acquired in transactions accounted for as purchases, premiums paid on acquisitions of deposits and other identifiable intangible assets are included in other assets in the CONSOLIDATED STATEMENTS OF CONDITION. These assets, which totaled $10.4 million and $11.9 million at December 31, 1993 and 1992, are being amortized on straight-line or accelerated bases over periods ranging from 5 to 15 years. The excess of the fair value of the net
                                       36
assets related to the East Coast Savings Bank, SSB (East Coast) transaction, reflected as negative goodwill in other liabilities on the CONSOLIDATED STATEMENTS OF CONDITION, amounted to approximately $16.5 million at December 31, 1993 and is being amortized over 15 years.
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   As referenced in the CONSOLIDATED STATEMENTS OF CASH FLOWS, Southern National acquired assets and assumed liabilities in transactions accounted for under the purchase method of accounting. The fair value of the assets acquired and liabilities assumed, at acquisition, are as follows:

(DOLLARS IN THOUSANDS)              1993       1992       1991
FAIR VALUE OF NET ASSETS
  ACQUIRED:
  Fair value of assets
    acquired..................... $282,076   $314,531   $232,624
  Fair value of liabilities
    assumed......................  244,277    279,370    230,506
    Fair value of net assets
      acquired...................   37,799     35,161      2,118
PURCHASE PRICE:
  Fair value of common shares and
    options issued...............   20,839     33,947         --
  Cash premium paid..............       --      3,751      1,784
  Capitalized acquisition
    costs........................      220        217        334
    Total purchase price.........   21,059     37,915      2,118
Excess of net assets acquired
  over purchase price (purchase
  price over net assets
  acquired)...................... $ 16,740   $ (2,754)  $     --
CASH PAID DURING THE YEAR FOR:
  Interest....................... $147,399   $169,985   $200,378
  Income taxes...................   42,450     26,850     13,437

CASH AND CASH EQUIVALENTS
   Cash and cash equivalents include cash and due from depository institutions, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements or similar arrangements. Generally, both cash and cash equivalents are considered to have maturities of three months or less.
INCOME AND EXPENSE RECOGNITION
   Items of income and expense are recognized using the accrual basis of accounting, except for some immaterial amounts.
TRUST ASSETS AND FEES
   Assets held in fiduciary or agency capacities are not included in the CONSOLIDATED STATEMENTS OF CONDITION since such items are not assets of Southern National. Income from trust activities is reported on an accrual basis or, in certain immaterial instances, a modified cash basis.
FAIR VALUES OF FINANCIAL INSTRUMENTS
   SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires Southern National to disclose the estimated fair value of its on-and off-balance sheet financial instruments. A financial instrument is defined by SFAS 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms.
   Fair value estimates are made at a point in time, based on relevant market data and information about the financial instrument. SFAS 107 specifies that fair values should be calculated based on the value of one trading unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various financial instruments. Because no readily available market exists for a significant portion of Southern National's financial instruments, fair value estimates for these instruments are based on judgments regarding current economic conditions, currency and interest rate risk characteristics, loss experience and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates cannot always be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. Changes in assumptions could significantly affect the estimates.
   The following methods and assumptions were used by Southern National in estimating the fair value of its financial instruments at December 31, 1993 and 1992.
   CASH AND CASH EQUIVALENTS: The carrying amounts reported in the CONSOLIDATED STATEMENTS OF CONDITION approximate the fair value for those assets.
   SECURITIES: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
   LOANS RECEIVABLE: The fair values for certain mortgage loans and credit card loans are based on quoted prices of similar loans, adjusted for differences in loan characteristics. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and credit quality. The carrying amount of accrued interest approximates its fair values.
   OFF-BALANCE SHEET INSTRUMENTS: Fair values for Southern National's off-balance sheet instruments (futures, swaps, forwards, options, guarantees and lending commitments) are based on quoted prices, current settlement values or pricing models or other formulas.
   DEPOSIT LIABILITIES: The fair values disclosed for demand deposits, interest-checking accounts, savings accounts and certain money market accounts are, by definition, equal to the amount payable on demand at the reporting date, i.e. their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to aggregate expected maturities.
   SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, master notes and other short-term borrowings approximate their fair values.
   LONG-TERM DEBT: The fair values of Southern National's long-term debt are based on quoted market prices for similar instruments or are estimated using discounted cash flow analyses, based on Southern National's current incremental borrowing rates for similar types of instruments.
                                       37

ACCOUNTING PRONOUNCEMENTS
   In June 1993, the FASB issued SFAS 114, Accounting by Creditors for Impairment of a Loan. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Southern National has not yet adopted SFAS 114; however, the implementation of SFAS 114 is not expected to have a material impact on Southern National's financial position. SFAS 114 is effective for fiscal years beginning after December 15, 1994.
NOTE B. ACQUISITIONS
COMPLETED
   On January 29, 1993, Southern National completed its acquisition of FedFirst Bancshares, Inc. (FedFirst), located in Winston-Salem, North Carolina, in a transaction accounted for as a pooling-of-interests. Southern National issued 5,202,051 shares in exchange for all the outstanding shares and options to purchase shares of common stock of FedFirst. FedFirst operated ten branches in Winston-Salem, Clemmons, Mocksville and Yadkinville through its wholly-owned subsidiary, First Federal Savings Bank (FFSB). FFSB was merged into SNBNC. Southern National's financial statements have been restated to include the results of FedFirst.
   On October 7, 1993, Southern National acquired East Coast, headquartered in Goldsboro, North Carolina. Southern National issued 1,172,475 shares of its common stock in the conversion/merger of this North Carolina-chartered mutual savings bank and an additional 242,470 shares pursuant to restricted stock grants. The transaction was accounted for as a purchase, and therefore, the financial information contained herein includes data relevant to the acquiree since the date of acquisition. The following unaudited presentation reflects key line items on a proforma basis as if East Coast had been acquired as of the beginning of the years presented.

                                           1993        1992
                                             (DOLLARS IN
                                          THOUSANDS, EXCEPT
                                           PER SHARE DATA)
Net interest income...................   $232,940    $218,037
Net income............................   $ 69,149    $51,090
Earnings per share
  Primary.............................   $   2.00    $  1.49
  Fully-diluted.......................   $   1.89    $  1.44

PENDING
   Southern National has three acquisitions scheduled for completion during the first quarter of 1994 -- The First Savings Bank, FSB (The First) of Greenville, South Carolina, Regency Bancshares Inc. (Regency) of Hickory, North Carolina and Home Federal Savings Bank (Home) of Statesville, North Carolina. All of the transactions will be accounted for as poolings-of-interests.
   The following unaudited presentation reflects key line items on an historical basis for Regency, Home and The First as of, and for the twelve months ended, December 31, 1993.

(DOLLARS IN THOUSANDS)        Regency        Home      The First
Assets...................... $  262,910    $ 98,123    $2,012,899
Deposits....................    210,500      89,704     1,494,935
Shareholders' equity........     19,014       6,813        35,888
Net interest income.........      9,525       4,098        71,756
Net loss*...................     (4,766)     (1,262)      (84,989)
Estimated shares to be
  issued....................  2,437,000     825,000     8,053,000

* After cumulative effect
   The following unaudited presentation reflects key line items on an historical basis for Southern National only and on a proforma combined basis assuming the acquisitions of Regency, Home and The First were effective as of, and for the periods presented.

                                 1993         1992         1991
                               (DOLLARS IN THOUSANDS, EXCEPT PER
                                          SHARE DATA)
As reported:
  Net interest income.......  $  224,655   $  207,969   $  157,883
  Income before cumulative
    effect..................      75,564       47,239       33,819
  Net income................      71,993       47,239       33,819
  Earnings per share
    Primary
      Income before
        cumulative effect...        2.28         1.43         1.21
      Net income............        2.16         1.43         1.21
    Fully-diluted
      Income before
        cumulative effect...        2.13         1.39         1.21
      Net income............        2.03         1.39         1.21
  Assets....................   5,898,394    5,003,961    4,120,994
  Shareholders' equity......     503,149      431,889      293,722
As restated:
  Net interest income.......     310,034      278,305      221,438
  Income before cumulative
    effect..................       8,193       59,163       44,609
  Net income (loss).........     (19,024)      59,163       44,609
  Earnings per share
    Primary
      Income before
        cumulative effect...         .07         1.33         1.17
      Net income............        (.57)        1.33         1.17
    Fully-diluted
      Income before
        cumulative effect...          NM         1.31         1.17
      Net income............          NM         1.31         1.17
  Assets....................   8,272,326    7,374,032    6,567,309
  Shareholders' equity......     564,864      575,457      425,315

NM -- not meaningful
                                       38

NOTE C. SECURITIES
    The amortized costs and approximate market value of securities were as follows:

                                                                 DECEMBER 31, 1993                  December 31, 1992
                                                                       GROSS       ESTIMATED                    Gross
                                                      AMORTIZED     UNREALIZED       MARKET    Amortized     Unrealized
                                                         COST      GAINS   LOSSES    VALUE        Cost      Gains   Losses
                                                                             (DOLLARS IN THOUSANDS)
U.S. Treasury........................................ $  695,034  $16,413  $  557  $  710,890  $  878,236  $29,784  $1,084
U.S. Government agencies and corporations............     36,364      270       6      36,628      67,226    1,046      79
States and political subdivisions....................     54,047    1,517     131      55,433      57,680    1,300      33
Mortgage-backed securities
 GNMA................................................        596       16      --         612       1,205       15      --
 FHLMC...............................................    195,343    2,688      96     197,935     112,798    2,146     151
 FNMA................................................    176,341    3,426     108     179,659     168,117    3,507     131
Other debt securities................................        608       10       2         616         765        4      10
 Total debt securities...............................  1,158,333   24,340     900   1,181,773   1,286,027   37,802   1,488
Equity securities....................................     26,068       --      --      26,068      22,330       65      --
 Total investment securities.........................  1,184,401   24,340     900   1,207,841   1,308,357   37,867   1,488
Securities held for sale:
 Mortgage-backed securities..........................     83,385      988     530      83,843     261,094   13,338      83
 U.S. Treasury.......................................    688,345   10,313   2,458     696,200       3,273       24      24
 U.S. Government agencies and corporations...........     22,743      376      --      23,119       4,980       23      47
 Total securities held for sale......................    794,473   11,677   2,988     803,162     269,347   13,385     154
 Total securities.................................... $1,978,874  $36,017  $3,888  $2,011,003  $1,577,704  $51,252  $1,642
                                                       Estimated
                                                         Market
                                                         Value
U.S. Treasury........................................  $  906,936
U.S. Government agencies and corporations............      68,193
States and political subdivisions....................      58,947
Mortgage-backed securities
 GNMA................................................       1,220
 FHLMC...............................................     114,793
 FNMA................................................     171,493
Other debt securities................................         759
 Total debt securities...............................   1,322,341
Equity securities....................................      22,395
 Total investment securities.........................   1,344,736
Securities held for sale:
 Mortgage-backed securities..........................     274,349
 U.S. Treasury.......................................       3,273
 U.S. Government agencies and corporations...........       4,956
 Total securities held for sale......................     282,578
 Total securities....................................  $1,627,314

    Securities with a book value of approximately $839,692,000 and $873,739,000 at December 31, 1993 and 1992, respectively, were pledged to secure municipal deposits, securities sold under agreements to repurchase, Federal Reserve discount window borrowings and for other purposes as required by law.
    At December 31, 1993 and 1992, there was no concentration of investments in obligations of states and political subdivisions that were secured by or payable from the same taxing authority or revenue source and that exceeded ten percent of shareholders' equity.
    Proceeds from sales of debt securities during 1993, 1992 and 1991 were $281,330,000, $35,643,000 and $481,373,000, respectively. Gross gains of
$14,059,000, $110,000 and $4,927,000 and gross losses of $497,000, $209,000 and
$559,000 were realized on those sales in 1993, 1992 and 1991, respectively.
    The amortized cost and estimated market value of debt securities at December 31, 1993 and 1992, by contractual maturity, are shown in the accompanying table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                       39

                                                                                                 December 31,
                                                                                               1993               1992
                                                                                                  ESTIMATED
                                                                                      AMORTIZED     MARKET     Amortized
                                                                                         COST       VALUE         Cost
                                                                                            (DOLLARS IN THOUSANDS)
DEBT SECURITIES
 Due in one year or less............................................................  $  304,855  $  310,735   $  217,383
 Due after one year through five years..............................................     467,556     478,930      773,428
 Due after five years through ten years.............................................      13,642      13,902       13,086
 Due after ten years................................................................          --          --           10
                                                                                         786,053     803,567    1,003,907
 Mortgage-backed securities.........................................................     372,280     378,206      282,120
 Total investment debt securities...................................................   1,158,333   1,181,773    1,286,027
 Securities held for sale...........................................................     794,473     803,162      269,347
  Total debt securities.............................................................  $1,952,806  $1,984,935   $1,555,374
                                                                                      Estimated
                                                                                        Market
                                                                                        Value
DEBT SECURITIES
 Due in one year or less............................................................  $  224,080
 Due after one year through five years..............................................     797,255
 Due after five years through ten years.............................................      13,490
 Due after ten years................................................................          10
                                                                                       1,034,835
 Mortgage-backed securities.........................................................     287,506
 Total investment debt securities...................................................   1,322,341
 Securities held for sale...........................................................     282,578
  Total debt securities.............................................................  $1,604,919

NOTE D. LOANS AND LEASES
    Loans and leases at December 31 were composed of the following:

                                        1993          1992
                                      (DOLLARS IN THOUSANDS)
Loans --
  Commercial, financial and
    agricultural..................   $  553,118    $  562,440
  Real estate -- construction and
    land development..............      151,009       124,349
  Real estate -- mortgage.........    2,198,871     1,805,852
  Consumer........................      370,860       362,026
    Loans held for investment.....    3,273,858     2,854,667
    Loans held for sale...........       49,692         1,973
      Total loans.................    3,323,550     2,856,640
Leases............................      225,312       170,358
      Total loans and leases......   $3,548,862    $3,026,998

    The net investment in direct financing leases was $192,442,000 and $148,051,000 at December 31, 1993 and 1992.
    Southern National's only significant concentration of credit at December 31, 1993 occurred in real estate loans, which totaled $2.4 billion. However, this amount was not concentrated in any specific market or geographic area within Southern National's market area. The distribution of real estate loans in North and South Carolina is comparable to the distribution of total loans in the two-state area. While real estate loans accounted for 68% of loans and leases at December 31, 1993, only 4% of loans and leases were for construction, land acquisition and development. Another $1.3 billion consisted of mortgage loans for 1-4 family dwellings, including $278.6 million in home equity loans.
    The fair value for the loan portfolio, excluding leases, at December 31, 1993 and 1992 were estimated to be $3,312,175,000 and $2,846,481,000, respectively.
NOTE E. ALLOWANCE FOR LOSSES
    An analysis of the allowance for losses is presented in the following table:

                                    Year Ended December 31,
                                 1993        1992        1991
                                    (DOLLARS IN THOUSANDS)
Balance, January 1...........   $37,877    $ 33,052    $ 28,320
Provision for losses charged
  to expense.................     5,574      14,775      19,639
Charge-offs..................    (9,545)    (15,005)    (18,103)
Recoveries...................     3,144       2,205       2,095
Allowance of acquired
  loans......................     2,750       2,850         850
Balance, December 31.........   $39,800    $ 37,877    $ 32,801

    At December 31, 1993, 1992 and 1991, the amount of loans not currently accruing interest was $19,571,000, $17,054,000 and $31,001,000, respectively.
The gross interest income that would have been earned during 1993 if the outstanding nonaccrual loans and leases had been current in accordance with the original terms and had been outstanding throughout the period (or since origination, if held for part of the period) was approximately $1.8 million. Interest earned and included in interest income during 1993 on such loans and leases amounted to approximately $300,000. Transfer of loans to other real estate owned, a non-cash investing activity, amounted to $6,156,000, $11,280,000, and $26,647,000 in 1993, 1992 and 1991, respectively. Foreclosed property was $2,219,000 , $12,643,000 and $11,715,000 at December 31, 1993, 1992
and 1991, respectively. Amounts previously considered in-substance foreclosures, and included in foreclosed property, have been reclassified as nonaccrual loans for all periods.
                                       40

NOTE F. PREMISES AND EQUIPMENT
    Following is a summary of premises and equipment:

                                             December 31,
                                          1993          1992
                                        (DOLLARS IN THOUSANDS)
Land and land improvements............  $ 19,123      $ 12,135
Buildings and building improvements...    69,404        56,179
Furniture and equipment...............    73,137        69,370
Capitalized leases on premises
  and equipment.......................     5,054         4,963
                                         166,718       142,647
Less -- accumulated depreciation and
  amortization........................    59,396        56,643
  Net premises and equipment..........  $107,322      $ 86,004

    Depreciation expense, which is included in occupancy and equipment expense, was $9,484,000 ,$7,495,000 and $6,437,000 in 1993, 1992 and 1991, respectively.
    Southern National has noncancellable leases covering certain premises and equipment. Total rent expense applicable to operating leases was $6,004,000, $5,280,000 and $4,876,000 for 1993, 1992 and 1991, respectively. Future minimum lease payments for operating and capitalized leases for years subsequent to 1993 are as follows:

                                                 Leases
                                        Operating    Capitalized
                                         (DOLLARS IN THOUSANDS)
Year ended December 31:
  1994...............................    $ 4,133       $   492
  1995...............................      4,059           487
  1996...............................      3,601           487
  1997...............................      3,023           487
  1998...............................      2,799           487
  1999 and later years...............     38,133        11,293
Total minimum lease payments.........    $55,748        13,733
Less -- amount representing
  interest...........................                    9,160
Present value of net minimum
  payments on capitalized leases
  (Note I)...........................                  $ 4,573

NOTE G. DEPOSITS
    The composition of deposits at December 31 is presented in the following table:

                            1993                    1992
                               ESTIMATED               Estimated
                    CARRYING      FAIR      Carrying      Fair
                     VALUE       VALUE       Value       Value
                               (DOLLARS IN THOUSANDS)
Demand deposits... $  616,189  $  616,189  $  492,186  $  492,186
Savings
 deposits.........    942,244     942,244     799,498     799,498
Money market
 deposits.........    815,742     815,742     744,164     744,164
Certificates
 of deposit
 $100,000
 and over.........    549,003     550,607     527,257     527,589
Other certificates
 of deposit.......  1,613,820   1,628,207   1,569,020   1,578,168
 Total
  deposits........ $4,536,998  $4,552,989  $4,132,125  $4,141,605

NOTE H. SHORT-TERM BORROWINGS
    The composition of short-term borrowings at December 31 is presented in the following table:

                                          1993          1992
                                        (DOLLARS IN THOUSANDS)
Securities sold under agreements to
  repurchase..........................  $512,562      $354,528
Master notes..........................    25,539            --
Federal Reserve discount window
  borrowings..........................    65,000            --
Federal funds purchased...............    58,890         8,810
U.S. Treasury tax and loan deposit
  notes payable.......................    41,623           755
Total short-term borrowings...........  $703,614      $364,093

    Federal funds purchased represent unsecured borrowings from other banks and generally mature daily. Securities sold under agreements to repurchase are borrowings collateralized by securities of the U.S. Government or its agencies and have maturities ranging from one to ninety days. U.S. Treasury tax and loan deposit notes payable are payable upon demand to the U.S. Treasury. Master notes are unsecured, non-negotiable obligations of Southern National (variable rate commercial paper).
                                       41

NOTE I. LONG-TERM DEBT
    These liabilities consisted of the following:

                                               December 31,
                                              1993      1992
                                                (DOLLARS IN
                                                THOUSANDS)
PARENT COMPANY:
  9.28%, $20 million senior capital notes,
    dated 1986, due in annual installments
    of amounts ranging from $3,000,000 to
    $4,000,000 through 1996................  $10,000   $13,000
  $5 million Industrial Revenue Bond, dated
    1984, secured by premises with a net
    book value of $6,330,000 at December
    31, 1993, due in quarterly installments
    of $ 83,340 through second quarter,
    1999, and one final installment of
    $82,940 in 1999. Interest rate is
    variable -- 4.619% at December 31,
    1993...................................    1,916     2,250
SNBNC:
  Capitalized leases, varying maturities to
    2028 with rates from 8.11% to 15.42%.
    This represents the unamortized
    balances due on leases of various
    facilities.............................    4,573     4,615
  Advances from Federal Home Loan Bank,
    varying maturities to 1997 with rates
    from 4.41% to 6.3%.....................   75,300    13,300
  Obligations of ESOP......................       --     1,320
  Other mortgage indebtedness..............      312        14
                                             $92,101   $34,499

    Excluding the capitalized leases set forth in Note F, future debt maturities total $87,528,000 and are $3,335,000, $12,335,000, $57,335,000, $13,635,000 and
$635,000 for the next five years. The maturities for 1999 and later years are $253,000. The estimated fair value of long-term debt, excluding capitalized leases, at December 31, 1993 was $89,264,000.
NOTE J. SHAREHOLDERS' EQUITY
    The authorized capital stock of Southern National consists of 120,000,000 shares of common stock, $5 par value, and 5,000,000 shares of preferred stock, $5 par value. At December 31, 1993, 31,845,582 shares of common stock and 770,000 shares of preferred were issued and outstanding. The preferred stock is convertible at any time into 5.9068 shares of common stock. Although not subject to any mandatory redemption or sinking fund requirement, the preferred stock is redeemable at the option of Southern National after March 1, 1996.
STOCK OPTION PLANS
   The Non-Employee Directors' Stock Option Plan (Directors' Plan) is intended to provide incentives to non-employee directors to remain on the Board of Directors and share in the profitability of Southern National and creates a deferred compensation system for participating non-employee directors. Each non-employee director may elect to defer 0%, 50% or 100% of the annual retainer fee and meeting fees for each calendar year and apply that percentage toward the grant of options to purchase Southern National's common stock. Such elections are required to be in writing and are irrevocable for each calendar year. The exercise price at which shares of Southern National's common stock may be purchased shall be equal to 75% of the market value of the common stock as of the date of grant. Options are vested in six months and may be exercised anytime thereafter until the expiration date, which is 10 years from the date of grant. The Directors' Plan provides for the reservation of up to 400,000 shares of Southern National's common stock. At December 31, 1993, options to purchase 101,427 shares of common stock at prices ranging from $12.7155 to $15.528 were outstanding pursuant to the Directors' Plan.
   The incentive stock option plan (ISOP) and the non-qualified stock option plan (NQSOP) were established to retain key officers and key management employees and to offer them the incentive to use their best efforts on behalf of Southern National. The plans, which expire on December 19, 2000, further provide for 1,101,000 shares of common stock to be reserved over a five year period for the granting of options, which have a four year vesting schedule and must be exercised within ten years from the date granted. Incentive stock options granted must have an exercise price equal to at least 100% of the fair market value of common stock on the date granted, and the non-qualified stock options must have an exercise price equal to at least 85% of the fair market value on the date granted. At December 31, 1993, options to purchase 527,789 shares of common stock at prices ranging from $9.50 to $16.75 were outstanding pursuant to the NQSOP. At December 31, 1993, options to purchase 256,570 shares of common stock at $19.77 were outstanding pursuant to the ISOP.
   At the time of acquisition by Southern National, FedFirst had an incentive stock option plan which provided for the granting of options to purchase shares of FedFirst common stock to officers and employees. In addition, FedFirst had a stock option plan for outside directors. The option period was limited to ten years. At merger date, each option was converted into an option to purchase
2.3443 shares of common stock of Southern National.
   In connection with the conversion/acquisition of East Coast, the directors of East Coast entered into consulting agreements with SNBNC and certain East Coast executive officers entered into employment agreements with SNBNC. As part of these agreements, options to purchase 157,382 shares of Southern National common stock, with an exercise price of $21.06 per share, were granted to these individuals.
                                       42

                                                                    1993                      1992                     1991
                                                                        AGGREGATE                 Aggregate               Aggregate
OPTION ACTIVITY                                              SHARES       PRICE        Shares       Price       Shares      Price
                                                                                    (DOLLARS IN THOUSANDS)
  Outstanding, January 1................................    1,259,555    $11,705        916,907    $ 6,703      298,201    $ 2,658
  Granted ($4.27 to $21.06).............................      464,073      9,152        450,301      5,697      629,235      4,100
  Exercised ($3.91 to $13.02)...........................      568,721      2,766        104,137        680        7,031         28
  Expired or forfeited..................................           --         --          3,516         15        3,498         27
  Outstanding December 31 ($4.27 to $21.06).............    1,154,907    $18,091      1,259,555    $11,705      916,907    $ 6,703
  Options exercisable at December 31, 1993
    ($6.29 to $21.06 per share).........................      428,196    $ 5,052

NOTE K. SUPPLEMENTAL INCOME STATEMENT INFORMATION

                                Year Ended December 31,
                              1993        1992        1991
                                 (DOLLARS IN THOUSANDS)
INTEREST ON DEPOSITS
  Savings deposits.......   $ 18,944    $ 19,306    $ 21,405
  Money market
    deposits.............     19,958      23,394      32,939
  Certificates of deposit
    $100,000 and over....     16,498      20,685      30,523
  Other certificates of
    deposit..............     73,613      83,311      92,909
                            $129,013    $146,696    $177,776
NONINTEREST INCOME
  Nondeposit fees and
    commissions:
    Insurance fees and
      commissions........   $  2,992    $  2,930    $  2,686
    Trust fees...........      3,000       2,688       2,542
    Bankcard related
      fees...............      6,468       5,526       5,228
    Other................      7,022       3,757       2,500
                            $ 19,482    $ 14,901    $ 12,956
NONINTEREST EXPENSE
  Personnel expense:
    Salaries.............   $ 68,930    $ 63,735    $ 54,145
    Employee benefits....     16,346      15,472      12,048
                            $ 85,276    $ 79,207    $ 66,193
  Other expense:
    Credit card expense
      (processing,
      etc.)..............   $  5,200    $  4,453    $  4,326
    Advertising..........      4,190       3,963       3,370
    Other................     38,460      32,329      27,303
                            $ 47,850    $ 40,745    $ 34,999

NOTE L. INCOME TAXES
    The total provision for income taxes was allocated as follows:

                                 1993       1992       1991
                                   (DOLLARS IN THOUSANDS)
Income from operations........  $37,938    $32,723    $16,077
Cumulative effect of changes
  in accounting principles....   (2,200)        --         --
Total provision for income
  taxes.......................  $35,738    $32,723    $16,077

    The provision for income taxes attributable to operations was composed of the following:

                                 1993       1992       1991
                                   (DOLLARS IN THOUSANDS)
Currently payable:
  Federal.....................  $41,341    $27,709    $16,486
  State.......................    1,573      1,258        467
                                 42,914     28,967     16,953
Deferred (benefit) expense....   (4,976)     3,756       (876)
Provision for income taxes....  $37,938    $32,723    $16,077

    Deferred (benefit) expense results from timing differences in the accounting for certain income and expense items for financial reporting purposes and for income tax purposes. The book and tax accounting differences, and the deferred (benefit) expense arising from each, are summarized in the following table:

                                     1993       1992     1991
                                      (DOLLARS IN THOUSANDS)
Provision for loan losses less
  (greater) than amount deductible
  for tax purposes................  $   329    $ (640)   $(918)
Postretirement benefits other
  than pensions...................   (2,698)       --       --
Changes in tax accounting
  method for bad debts of savings
  institutions converting to a
  commercial bank.................   (1,945)    3,823       --
Lease financing...................    1,207      (535)     813
Other, net........................   (1,869)    1,108     (771)
Deferred (benefit) expense........  $(4,976)   $3,756    $(876)

    The reasons for the difference between the provision for income taxes attributable to operations and the amount computed by applying the statutory federal income tax rate to the income before income taxes were as follows:

                                 1993       1992       1991
                                   (DOLLARS IN THOUSANDS)
Federal income taxes at
  statutory rates of 35% for
  1993 and 34% for 1992 and
  1991........................  $39,726    $27,187    $16,965
Tax-exempt income from
  securities, loans and leases
  less related non-deductible
  interest expense............   (2,399)    (1,963)    (1,843)
Changes in tax accounting
  method for bad debts of
  savings institutions
  converting to a commercial
  bank........................       --      5,190         --
Other, net....................      611      2,309        955
Provision for income taxes....  $37,938    $32,723    $16,077
Effective income tax rate.....     34.5%      40.9%      32.2%

    Income taxes related to securities gains (losses) for 1993, 1992 and 1991 were $5,083,000, $(39,000) and $1,486,000, respectively.
    As of January 1, 1993, Southern National adopted SFAS No. 109, Accounting for Income Taxes, which changes the method of accounting for income taxes under generally accepted accounting principles. As a result of adopting SFAS 109, Southern National recognized a cumulative benefit of the change in accounting principle of $700,000, or $.02 per fully-diluted share. The benefit is included under the caption Cumulative effect of changes in accounting principles, net of income taxes in the CONSOLIDATED STATEMENTS OF INCOME. The effect of this change, excluding the cumulative benefit, for the year ended December 31, 1993 was to increase net income $71,000, or less than $.01 per fully-diluted share.
    The tax effects of temporary differences that gave rise to significant portions of the net deferred tax assets (liabilities) in the CONSOLIDATED STATEMENTS OF CONDITION at December 31, 1993, as adjusted for the adoption of SFAS 109 were:

                                              DECEMBER 31,
                                                  1993
                                              (DOLLARS IN
                                               THOUSANDS)
Deferred tax assets:
  Allowance for losses......................    $ 14,856
  Postretirement benefits other than
    pensions................................       2,998
  Other.....................................       8,332
Total tax deferred assets...................      26,186
Deferred tax liabilities:
  Depreciation..............................      (3,919)
  Tax accounting method changes.............      (7,851)
  Lease financing...........................      (9,833)
  Other.....................................      (6,592)
Total tax deferred liabilities..............     (28,195)
Net deferred tax liability..................    $ (2,009)

    The deferred tax assets met the criteria of SFAS 109, and accordingly a valuation allowance was not required. At December 31, 1993, there were no operating losses, income tax credits or alternative minimum tax credit carryforwards.
    Retained earnings at December 31, 1993 included $7,411,000 of tax bad debt reserves accumulated prior to October 1, 1988 which were applicable to SSB for which no provision for income taxes has been made. If in the future this portion of retained earnings is used for any purpose other than to absorb tax bad debt losses of SSB, income taxes will be imposed at the then applicable rates. Since SSB does not intend to use the reserves for purposes other than to absorb its tax bad debt losses, deferred income taxes have not been provided on such reserves. As required by SFAS 109, deferred income taxes have been provided on SSB's tax bad debt reserves accumulated after September 30, 1988.
NOTE M. BENEFIT PLANS
RETIREMENT PLANS
   Southern National has a non-contributory defined benefit pension plan (Basic
Plan) covering substantially all employees. The benefits are based on years of service and the employee's compensation during the five consecutive years of employment that will produce the highest average pay. Southern National's contributions to the plan are in amounts between the minimum required for funding standard account purposes and the maximum deductible for Internal Revenue Service purposes. Contributions to the plan of $3,089,000 and $4,299,000 were made in 1993 and 1992, respectively.
   Supplemental retirement benefits are provided to certain key officers under Southern National's Supplemental Executive Retirement Plan (SERP), effective January 1, 1989. This plan is
                                       44
not qualified under the Internal Revenue Code. Although technically an unfunded plan, insurance policies on the lives of the covered employees are intended to be adequate to fund future benefits.
   Net periodic pension cost, which is included in personnel expense, consisted of the following components in 1993, 1992 and 1991.

                              Basic Plan                   SERP
                       1993      1992      1991     1993   1992   1991
                                   (DOLLARS IN THOUSANDS)
Service cost........  $ 2,708   $ 2,183   $ 2,042   $275   $112   $ 69
Interest cost.......    3,577     3,173     2,797    129     64     49
Actual return on
  assets............   (3,512)   (2,634)   (4,584)    --     --     --
Net amortization and
  deferral..........     (525)     (895)    1,653     62     27     27
Early retirement....       --       557        --     --     --     --
  Net periodic
    pension cost....  $ 2,248   $ 2,384   $ 1,908   $466   $203   $145

   The following table sets forth the plans' funded status and amounts recognized in Southern National's CONSOLIDATED STATEMENTS OF CONDITION at December 31, 1993 and 1992.

                                Basic Plan               SERP
                             1993        1992       1993      1992
                                    (DOLLARS IN THOUSANDS)
Actuarial present value
  of benefit obligations:
  Accumulated benefit
    obligation, including
    vested benefits of
    $37,119 in 1993 and
    $34,030 in 1992......  $(37,838)   $(34,694)   $    --    $--
  Projected benefit
    obligation at
    December 31..........  $(49,472)   $(45,127)   $(2,009)   $(981)
Plan assets at fair
  value, primarily
  obligations of the U.S.
  Treasury and Federal
  agencies and
  corporations...........    50,438      46,582         --     --
Plan assets in excess of
  (less than) projected
  benefit obligation.....       966       1,455     (2,009)    (981)
Unrecognized transition
  amount.................      (154)       (307)       271      299
Unrecognized prior
  service cost...........     1,217       1,537         --     --
Unrecognized net loss....     2,866       1,399        691       94
Prepaid (accrued) pension
  cost...................  $  4,895    $  4,084    $(1,047)   $(588)

   The rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation was 6.0% for 1993 and 1992. The weighted average assumed discount rate was 8.0% in 1993 and 1992. The weighted average expected long-term rate of return on assets used was 9.0% in 1993 and 1992.
POSTRETIREMENT BENEFITS
   Effective December 31, 1992, Southern National adopted a revised retiree medical program (Plan) in preparation for implementation of SFAS No. 106, Accounting for Postretirement Benefits Other Than Pensions. The Plan covers employees retiring after January 1, 1993 who are eligible for participation in the Southern National Retirement Plan and have at least ten years of service. The Plan requires retiree contributions, with a subsidy by Southern National based upon years of service of the employee at the time of retirement. The subsidy is adjusted each year for movement of the Consumer Price Index. There is no employer subsidy for dependent benefits. Employees who retired prior to January 1, 1993 are grandfathered and may choose from three comprehensive medical options with varying deductibles.
   Southern National adopted SFAS 106 as of January 1, 1993. As a result of adopting SFAS 106, Southern National recognized a cumulative charge for this change in accounting principle of $4,271,000 (net of $2,200,000 of deferred income tax benefits), or $.12 per fully-diluted share.
   The charge is included under the caption Cumulative effect of changes in accounting principles, net of income taxes in the CONSOLIDATED STATEMENTS OF INCOME. The effect of this change, net of income taxes and excluding the cumulative charge, for the year ended December 31, 1993 was to decrease net income by $318,000 or less than $.01 per fully-diluted share.
   The accumulated postretirement benefit obligation was $7,469,000 at December 31, 1993. Net postretirement health care cost for 1993 includes the following components:

                                                  1993
                                         (DOLLARS IN THOUSANDS)
Service cost -- benefits attributed to
  service during the period............           $300
Interest cost on accumulated
  postretirement benefit obligation....            539
  Net periodic postretirement benefit
    costs..............................           $839

   For measurement purposes, a 15.7% annual rate of increase in the per capita cost of covered health care claims was assumed for 1993; the rate was assumed to remain stable for four years, then decrease to 6.5% for 1997 and years thereafter. Medical costs are assumed to increase from 13% of the gross national product in 1991 to 17.5% in 1997 and remain constant thereafter. A 1% increase in the assumed long-term health care trend rate would increase the net periodic benefit cost by 4.6% and the expected postretirement benefit obligation by 4.2%. Other actuarial assumptions are an 8.5% discount rate and a 5.5% assumed annual increase in all other items. Although technically an unfunded plan, corporate-owned life insurance policies are intended to partially fund future benefits.
                                       45

EMPLOYEE STOCK OWNERSHIP PLAN
   Southern National's Employee Stock Ownership Plan allows all employees to acquire common stock in Southern National by contributing up to 15% of their salaries to the plan. Southern National matches 100% of each employee's contributions, up to a maximum of 6% of the employee's salary. The charges to noninterest expense for the contributions were approximately $2,800,000, $2,372,000 and $1,913,000 in 1993, 1992 and 1991, respectively.
OTHER
   There are various deferred compensation arrangements, employment contracts and covenants not to compete with selected members of management and certain retirees.
NOTE N. COMMITMENTS AND CONTINGENCIES
FINANCIAL INSTRUMENTS
   Southern National is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, options written, standby letters of credit and financial guarantees, interest rate caps and floors written, interest rate swaps and forward and futures contracts. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract, or notional amounts, of those instruments reflect the extent of involvement Southern National has in particular classes of financial instruments.
   Southern National's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. Southern National uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate caps, floors, swap transactions, forward and futures contracts and options written, the contract or notional amounts do not represent exposure to credit loss. Southern National controls the credit risk of its interest rate swap agreements and forward and futures contracts through credit approvals, limits and monitoring procedures.
   Unless noted otherwise, Southern National does not require collateral or other security to support financial instruments with credit risk.

                               Contract or            Estimated
                           Notional Amount at       Fair Value at
                              December 31,          December 31,
                            1993        1992       1993      1992
                                   (DOLLARS IN THOUSANDS)
Financial instruments
  whose contract amounts
  represent credit risk:
  Commitments to extend
    credit..............  $745,716   $  726,328   $(1,750)  $(1,367)
  Standby letters of
    credit and financial
    guarantees
    written.............    24,835       24,776       (97)     (119)
Financial instruments
  whose notional or
  contract amounts
  exceed the amount of
  credit risk:
  Interest rate swap
    agreements..........   213,094       13,917    (1,010)      239
  Interest rate caps and
    floors..............   400,000    1,050,000        90     2,250

   Commitments to extend credit are arrangements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Southern National evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by Southern National upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
   Standby letters of credit and financial guarantees written are conditional commitments issued by Southern National to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Southern National holds first deeds of trust, certificates of deposit and/or marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1993 is approximately $11.5 million.
   Forward and futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities' values and interest rates.
   Southern National enters into a variety of interest rate
contracts -- including interest rate caps and floors written, options written and interest rate swap agreements -- in its trading activities and in managing its interest rate exposure. Interest rate caps and floors written by Southern National enable customers to transfer, modify or reduce their interest rate risk. Options are
                                       46
contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller or writer of the option. As a writer of options, Southern National receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the option.
   Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. These transactions are used as part of the asset/liability management function. Southern National minimizes its exposure to the interest rate risk inherent in swaps by entering into offsetting swap positions that essentially counterbalance each other. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.
LITIGATION
   In June 1991, the trustee in bankruptcy for Kenyon Home Furnishings (Kenyon) filed an adversary proceeding against SNBNC in the United States Bankruptcy Court for the Middle District of North Carolina. The trustee alleges that American Bank and Trust Company (American), which was acquired by SNBNC in October 1989, aided and abetted Kenyon's officers in defrauding Kenyon's creditors and others. The trustee seeks to recover more than $40 million in damages. The trustee also filed separate proceedings against a number of other persons, corporations and financial institutions seeking identical damages. In these actions, the trustee is seeking to recover attorney's fees and treble damages. The claim addresses events and circumstances occurring on or before October 31, 1989, the date SNBNC acquired American. The case is in the discovery stage, and SNBNC is vigorously defending this action. Based on information presently available to Southern National, management believes that the ultimate outcome of this matter will not have a material impact on the consolidated financial condition or consolidated results of operations of Southern National.
   In July 1993, the trustee in bankruptcy for Florida Hotel Properties Limited Partnership (Florida) filed an adversary proceeding against SNBNC in the United States Bankruptcy Court for the Western District of North Carolina. The trustee alleges that SNBNC aided and abetted Florida's officers in defrauding Florida through SNBNC's handling of deposit accounts from which Florida allegedly made fraudulent transfers to third parties by check and/or wire transfer. The trustee seeks to recover compensatory damages in excess of $10,000, equitable subordination of any claim filed by SNBNC in the Florida bankruptcy, treble damages plus interest and attorney's fees. The trustee also filed separate proceedings against a number of other persons, corporations and financial institutions seeking damages. The case is in an early procedural stage, and SNBNC is vigorously defending this action. Based on information presently available to Southern National, management believes that the ultimate outcome of this matter will not have a material impact on the consolidated financial condition or consolidated results of operations of Southern National.
   In August 1993, the trustee for Southeast Hotel Properties Limited Partnership Claims Liquidating Trust (Southeast) filed an action against SNBNC in the United States District Court for the Western District of North Carolina. The trustee alleges that SNBNC aided and abetted Southeast's officers in defrauding Southeast through SNBNC's handling of deposit accounts from which Southeast allegedly made fraudulent transfers to third parties by check and/or wire transfer. The trustee seeks to recover compensatory damages as established at trial, punitive damages, exemplary damages, treble damages and attorney's fees. The total amount of damages sought by the trustee from SNBNC, including amounts sought by the trustee from immediate transferees of Southeast, exceeds $7,501,000. The damages stated by the trustee do not reflect any offsets which appear available or amounts which should be recovered by the trustee from third parties. The trustee also filed separate proceedings against a number of other persons, corporations and financial institutions seeking damages. The case is in an early procedural stage, and SNBNC is vigorously defending this action. This case will likely be consolidated with the Florida adversary proceeding for trial as the allegations refer to related entities. Based on information presently available to Southern National, management believes that the ultimate outcome of this matter will not have a material impact on the consolidated financial condition or results of operations of Southern National.
   The nature of the business of Southern National's banking subsidiaries ordinarily results in a certain amount of litigation. The subsidiaries of Southern National are involved in various other claims and lawsuits, all of which are considered incidental to the conduct of its business.
NOTE O. REGULATORY REQUIREMENTS AND OTHER RESTRICTIONS
    Southern National, the Banks and SSB are required by the Board of Governors of the Federal Reserve System (FRB), the Office of the Comptroller of the Currency (OCC) and the North Carolina Savings Institution Division to maintain certain capital-to-assets ratios. At December 31, 1993, these ratios were above the minimums prescribed for bank holding companies, national banks and state savings banks.
    The Banks and SSB are required by the FRB to maintain reserve balances based on certain percentages of deposit types. At December 31, 1993, these reserves amounted to $101,835,000 and were satisfied by vault cash and noninterest bearing deposits with the Federal Reserve Bank.
    Under the regulations of the OCC, at December 31, 1993, SNBNC and SNBSC could have paid additional dividends to Southern National of $43.3 million and $12.9 million, respectively, without obtaining prior approval of the OCC. SSB, in accordance with Title IV of North Carolina general statutes, Chapter 16A.0105, can make capital distributions, including cash dividends, to Southern National with prior approval of the Administrator, in an amount less than the greater of one-half of net income for the most recent fiscal year or the average of net income for the most recent three years.
                                       47

    At the time a mutual thrift is converted to a capital stock form of organization, a liquidation account is established to be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts with the institution, or a successor institution, after conversion. Except for payment of dividends to Parent Company, the existence of these liquidation accounts will not restrict the use or application of shareholder's equity of SSB or SNBNC.
    The terms of the capital note agreement (Note I) provide for various restrictions on Southern National, including restrictions on the payment of dividends and incurrence of additional debt. Under these covenants, as of December 31, 1993, approximately $198.0 million was available for payment of cash dividends by Southern National out of its retained earnings of $202.3 million.
    The following table provides an analysis of loans made to directors, executive officers and their interests, which in the aggregate exceeded $60,000 at any time during 1993. All amounts shown represent loans made by the Banks, in the ordinary course of business at the Banks' normal credit terms, including interest rate and collateralization prevailing at the time for comparable transactions with other persons:

                                         (DOLLARS IN THOUSANDS)
Balance, December 31, 1992............          $ 27,220
Additions.............................            33,420
Repayments............................            25,140
BALANCE, DECEMBER 31, 1993............          $ 35,500

NOTE P. PARENT COMPANY FINANCIAL STATEMENTS
                            STATEMENTS OF CONDITION
                           December 31, 1993 and 1992
                             (DOLLARS IN THOUSANDS)

                                               1993         1992
ASSETS
 Cash....................................    $  1,442     $  2,819
 Securities..............................     108,041       48,013
 Receivables from subsidiaries...........       8,232          848
 Investment in bank subsidiaries, at
   equity................................     411,537      387,114
 Investment in other subsidiaries, at
   equity................................       4,193        4,004
 Premises................................       6,330        6,501
 Other assets............................       1,849          785
     Total assets........................    $541,624     $450,084
LIABILITIES AND SHAREHOLDERS' EQUITY
 Short-term borrowings...................    $ 25,540     $     --
 Accounts payable and accrued
   liabilities...........................       1,019        2,945
 Capital notes and mortgages.............      11,916       15,250
     Total liabilities...................      38,475       18,195
 Shareholders' equity:
   Preferred stock.......................       3,850        3,850
   Common stock..........................     159,228      149,631
   Paid-in capital.......................     137,804      120,973
   Retained earnings.....................     202,267      157,435
     Total shareholders' equity..........     503,149      431,889
     Total liabilities and shareholders'
       equity............................    $541,624     $450,084

                              STATEMENTS OF INCOME
              For the Years Ended December 31, 1993, 1992 and 1991
                             (DOLLARS IN THOUSANDS)

                                       1993        1992        1991
INCOME
 Dividend income from bank
   subsidiaries...................    $65,849     $16,849     $12,204
 Interest income from
   subsidiaries...................        619       2,326          57
 Interest on investment
   securities.....................      2,295       1,123         176
 Rental income....................      1,292       1,292       1,294
 Other income.....................        254         102          66
   Total income...................     70,309      21,692      13,797
EXPENSES
 Interest expense.................      1,630       1,512       1,670
 Occupancy expense................        173         182         172
 Other expenses...................        409         865         386
   Total expenses.................      2,212       2,559       2,228
Income before income tax provision
 (credit) and equity in
 undistributed earnings of
 subsidiaries.....................     68,097      19,133      11,569
Income tax provision (credit).....        787         958        (201)
Income before equity in
 undistributed earnings of
 subsidiaries.....................     67,310      18,175      11,770
Equity in undistributed earnings
 of subsidiaries..................      4,683      29,064      22,049
NET INCOME........................    $71,993     $47,239     $33,819

                            STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1993, 1992 and 1991
                             (DOLLARS IN THOUSANDS)

                                         1993       1992       1991
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income..........................  $ 71,993   $ 47,239   $ 33,819
 Adjustments to reconcile net income
   to net cash provided by operating
   activities:
   Equity in undistributed earnings
     of subsidiaries.................    (4,683)   (29,064)   (22,049)
   Depreciation of premises and
     equipment.......................       171        172        172
   Discount accretion and premium
     amortization on securities......       126         --         --
   Decrease (increase) in receivables
     from subsidiaries...............    (6,654)     2,225       (300)
   Decrease (increase) in other
     assets..........................    (1,064)      (988)      (432)
   Increase (decrease) in accounts
     payable and accrued
     liabilities.....................      (603)       170       (246)
     Net cash provided by operating
       activities....................    59,286     19,754     10,964
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash acquired in merger accounted
   for as purchase...................        --        311         --
 Proceeds from maturities of
   investment securities.............     5,000     35,000         --
 Proceeds from sales of investment
   securities........................        --         --        336
 Purchase of investment securities...   (65,154)   (77,739)    (9,641)
 Additional investment in
   subsidiaries......................      (100)   (32,500)   (10,317)
 Return of investment in
   subsidiaries......................        --         --        229
   Net cash used in investing
     activities......................   (60,254)   (74,928)   (19,393)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of long-term debt.........    (3,334)    (2,333)    (1,334)
 Proceeds from common stock issued
   pursuant to stock options.........     1,504        630         28
 Net proceeds from issuance of
   common stock......................        --         --     20,695
 Net proceeds from sale of preferred
   stock.............................        --     74,142         --
 Net increase in short-term
   borrowings........................    25,540         --         --
 Cash dividends paid on stock........   (24,119)   (17,273)   (10,427)
   Net cash (used in) provided by
     financing activities............      (409)    55,166      8,962
NET INCREASE (DECREASE) IN CASH......    (1,377)        (8)       533
CASH AT BEGINNING OF YEAR............     2,819      2,827         51
CASH AT END OF YEAR..................  $  1,442   $  2,819   $    584

   During the years ended December 31, 1993, 1992 and 1991, Parent Company paid $1,306,000, $1,512,000 and $1,670,000, respectively, for interest on long-term debt.
                                       49

FORM 10-K
Securities and Exchange Commission
WASHINGTON, D.C. 20549
Annual Report Pursuant to Section 13 or 15(d) of the Securities
  Exchange Act of 1934
For the fiscal year ended December 31, 1993
Commission file number 0-4641
Southern National Corporation
500 North Chestnut Street
Lumberton, North Carolina 28358
(919) 671-2000
Incorporated in the State of North Carolina
IRS Employer Identification Number 56-0939887
Securities registered pursuant to Section 12(b) of the Act:
TITLE OF EACH CLASS
Common Stock, $5 par value
Depositary Shares, stated value $25
NAME OF EACH EXCHANGE ON WHICH REGISTERED
New York Stock Exchange
Securities registered pursuant to Section 12(g) of the Act:
NONE
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes [X]  No [ ]
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]
The aggregate market value of the voting stock held by non-affiliates of the registrant as of February 17, 1994 was $780.9 million.
At February 17, 1994 the registrant had 42,353,374 shares of $5 par value common stock outstanding.
Portions of the Registrant's Proxy Statement for the 1994 Annual Meeting of Shareholders are incorporated by reference into Part III of this Form 10-K.
FORM 10-K CROSS REFERENCE INDEX

PART I.                                                PAGE
Item 1     Business                                    51-57
Item 2.    Properties                               41, 51, 53
Item 3.    Legal Proceedings                            47
Item 4.    Submission of Matters to a Vote of
             Security Holders -- None
PART II.
Item 5.    Market for Registrant's Common         26, 27, 29, 33,
             Equity and Related Stockholder         51, 52, 60
             Matters
Item 6.    Selected Financial Data                      29
Item 7.    Management's Discussion and Analysis        14-28
             of Financial Condition and Results
             of Operations
Item 8.    Financial Statements and                  28, 31-49
             Supplementary Data
Item 9.    Changes in and Disagreements with
             Accountants on Accounting and
             Financial Disclosure -- None
PART III.
Item 10.   Directors and Executive Officers of          53
             the Registrant*
Item 11.   Executive Compensation*
Item 12.   Security Ownership of Certain
             Beneficial Owners and Management*
Item 13.   Certain Relationships and Related
             Transactions*
PART IV.
Item 14.   Exhibits, Financial Statement                50
             Schedules and Reports on
             Form 8-K(Dagger)
           Signatures                                   53

* Incorporated by reference from Registrant's definitive Proxy Statement for the Annual Meeting of Shareholders to be held April 19, 1994 for which a Proxy Statement will be filed not later than 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K.
(Dagger)A list of exhibits was filed separately. Copies of exhibits not contained herein may be obtained by writing to Sherry A. Kellett, Controller, 200 West Second Street, Winston-Salem, North Carolina 27101.
Only those portions of this Annual Report referred to in the foregoing cross-reference index are deemed to be filed as a part of the Form 10-K. The SEC has not approved or disapproved of this report or passed upon its accuracy or adequacy.
                                       50

BUSINESS
   Southern National is a multi-bank holding company headquartered in Lumberton, North Carolina. Southern National conducts its operations in North Carolina and South Carolina primarily through its commercial bank subsidiaries and, to a lesser extent, through its savings banks and other subsidiaries. At December 31, 1993, Southern National had total assets of $5.9 billion, deposits of $4.5 billion and shareholders' equity of $503 million. Based on total assets at December 31, 1993, Southern National was the sixth largest commercial banking entity based in the Carolinas. At December 31, 1993, 88% of Southern National's deposits were in North Carolina and 12% in South Carolina.
   SNBNC, Southern National's largest subsidiary, was founded in 1897 and currently operates through 144 banking offices in 69 cities and towns throughout North Carolina. Southern National Leasing Corp., a wholly-owned subsidiary of SNBNC, offers lease financing. Southern National Investment Services, Inc., provides investment services. Southern National entered the South Carolina banking market in 1986 with the formation of its second banking subsidiary, SNBSC. SNBSC serves South Carolina through 26 banking offices in 19 cities and towns. SNBNC and SNBSC focus on providing a wide range of banking services in their local markets for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers and individuals. Southern National operates a savings bank subsidiary in North Carolina. SSB, a savings bank chartered by the state of North Carolina, engages primarily in the origination of mortgage loans on residential real estate and, to a lesser degree, other consumer and commercial loans. Substantially all of Southern National's loans are to businesses and individuals in the Carolinas. Southern National has no foreign loans and no loans that are characterized as highly leveraged transactions by bank regulators.
   In addition to its banking subsidiaries, Southern National has another active subsidiary, Unified Investors Life Insurance Company (Unified). Unified underwrites, as a reinsurer, certain credit life and accident and health insurance policies written by an unaffiliated insurance company in connection with certain loans made by the banks and thrifts.
   Southern National was incorporated in North Carolina as a bank holding company in 1968. Its executive offices are located at 500 North Chestnut Street, Lumberton, North Carolina 28358, and its telephone number is (910) 671-2000. COMPETITION
   The banking business is highly competitive. The banking subsidiaries of Southern National compete actively with national and state banks, savings and loan associations, securi-
ties dealers, mortgage bankers, finance companies and insurance companies. SUPERVISION AND REGULATION
    The following generally describes the regulation to which Southern National and its subsidiary banks (the Subsidiaries) are subject. Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory provisions. Any change in applicable law or regulation may have a material effect on the business and prospects of Southern National and the Subsidiaries.
    Southern National is a legal entity separate and distinct from its subsidiary banks. Most of Southern National's revenues result from dividends paid to Southern National by the Subsidiaries. The right of Southern National, and consequently the right of creditors and shareholders of Southern National, to participate in any distribution of the assets or earnings of any Subsidiary through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of the Subsidiary, except to the extent that claims of Southern National in its capacity as a creditor may be recognized. Under federal law, the Subsidiaries may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, Southern National or take securities of Southern National as collateral for loans to any borrower. The Subsidiaries are also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions.
    The Subsidiaries are subject to various statutory restrictions on their ability to pay dividends to Southern National. Under current supervisory practices of the Subsidiaries' regulatory agencies, prior approval from these agencies is required if cash dividends declared in any given year exceed net income for that year plus retained earnings of the two preceding years. Under these supervisory practices, at December 31, 1993, SNBNC and SNBSC could have paid additonal dividends to Southern National of $43.3 million and $12.9 million, respectively, without obtaining prior regulatory approval. SSB, in accordance with Title IV of North Carolina general statutes, Chapter 16A.0105, can make capital distributions, including cash dividends, to Southern National with prior approval of the Administrator, in an amount less than the greater of one-half of net income for the most recent fiscal year or the average of net income for the most recent three years. The payment of dividends by Southern National and the Subsidiaries may also be limited by other factors, such as requirements to maintain adequate capital above regulatory guidelines. The Comptroller, in the case of national bank subsidiaries, and the Administrator, in the case of the savings bank subsidiaries, have authority to prohibit any bank subsidiaries from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of the Subsidiary in question, could be deemed to constitute such an unsafe or unsound practice. The Comptroller and the Administrator have indicated their view that it generally would be an unsafe and unsound practice to pay dividends except out of current operating earnings. The ability of the Subsidiaries to pay dividends in the future is, and is expected to continue to be, influenced by regulatory policies and by capital guidelines.
    As a bank holding company, Southern National is subject to regulation by the FRB under the Bank Holding Company Act of 1956 (the BHCA). The FRB, the Comptroller and the Federal
                                       51

Deposit Insurance Corporation (the FDIC) have issued substantially similar risk-based and leverage capital requirements applicable to United States banking organizations. In addition, those regulatory agencies may require that a bank organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.
    The FRB's risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consiusts of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Risk-weighted assets are determined by assigning assets and off-balance exposures to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. Southern National's Tier 1 and total capital to risk-weighted asset ratios as of December 31, 1993 were 14.43% and 15.56% respectively, exceeding the required minimums.
    In addition, the FRB has established minimum leverage ratio (Tier 1 capital to quarterly average tangible assets) guidelines for bank holding companies. These guidelines provide for a minimum ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies will be required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. Southern National's leverage ratio as of December 31, 1993 was 8.6%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels.
    As a result of the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. Default is defined generally as the existence of certain conditions indicating that default is likely to occur in the absence of regulatory assistance. Liability of any Subsidiary under this cross-guarantee provision could have a material adverse effect on the financial condition of any assessed Subsidiary and Southern National.
    The BHCA requires the prior approval of the FRB in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority owned by it or to merge or consolidate with any other bank holding company. The BHCA prohibits the FRB from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. North Carolina has adopted legislation permitting such acquisitions by bank holding companies located in certain states that have reciprocal agreements with North Carolina.
    The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the FRB is authorized to approve the ownership of shares by a bank holding company in any company the activities of which the FRB has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The FRB has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: operating a mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing investment and financial advice; and acting as an insurance agent for certain types of credit-related insurance.
    The Subsidiaries are supervised and regularly examined by various federal and state regulatory agencies. The laws and regulations administered by the regulatory agencies affect corporate practices, such as payment of dividends, incurring debt and acquisition of financial institutions and other companies, and affect business practices, such as payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices.
    The Subsidiaries are subject to FDIC deposit insurance assessments. As mandated by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the FDIC adopted regulations effective January 1, 1993 for the transition from a flat-rate insurance assessment system to a risk-based system by January 1, 1994. Pursuant to these regulations, each of the Subsidiaries deposit insurance assessment will be individually set within a range of $.23 to $.31 per $100 of deposits and will depend on the institution's risk classification. Because of the increased number of bank and thrift failures in recent years and the related decreases in the reserves of the Bank Insurance Fund and the Savings Association Insurance Fund, it is possible that insurance assessments will increase. Additional assessments could have an adverse impact on Southern National's results of operations.
    Among other things, FDICIA identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. FDICIA requires the federal banking regulators to take prompt corrective action with respect to insured depository institutions that do not meet minimum capital requirements.
    The FRB has adopted regulations establishing relevant capital requirements for banks. Under the regulations, a well capitalized institution must have a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An adequately capitalized institution must have a Tier 1 risk-based capital ratio of at least 4%, a total risk-based capital ratio of at least 8% and a leverage ratio of at least 4% or, in some cases, 3%. Under these guidelines, at December 31, 1993, Southern National and each of the Subsidiaries were considered well capitalized.
                                       52

    In addition, undercapitalized depository institutions are required to submit capital restoration plans. In order to obtain acceptance of a capital restoration plan, a depository institution's holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency at the time the institution fails to comply with the plan. The federal banking agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed. If an institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. In the event of bankruptcy of the parent holding company, such guarantee would have priority over the parent's general unsecured creditors.
    FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if, after making the distribution or paying the fee, the depository institution would be undercapitalized. Significantly undercapitalized depository institutions may be subject to a number of restrictions, including prohibition of capital distributions to its holding company without prior approval of the FRB, orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to the appointment of a conservator or receiver.
    The operations of Southern National and its subsidiaries are affected not only by general economic conditions, but also by the policies of various regulatory authorities. In particular, the FRB regulates money and credit and interest rates in order to influence general economic conditions. These policies have significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid on time and savings deposits. FRB monetary policies have had a significant effect on the operating results of commercial banks and thrifts in the past and are expected to continue to do so in the future.
    Various legislation, including proposals to overhaul the banking regulatory system and to limit the investments that a depository institution may make with insured funds are from time to time introduced in Congress. Southern National cannot determine the ultimate effect that FDICIA and the implementing regulations thereunder, or any potential legislation, if enacted, would have upon its financial condition or operations.
EMPLOYEES
   At December 31, 1993, Southern National had approximately 2,549 full-time equivalent employees and considers its relationship with its employees to be good.
PROPERTIES
   Southern National and its significant subsidiaries occupy their headquarters offices under long-term leases, and also own freestanding operations centers in Charlotte and Lumberton. Branch office locations are variously owned or leased. The premises occupied by Southern National and its subsidiaries are considered to be well-located and suitably equipped to serve as financial service facilities.
EXECUTIVE OFFICERS
   The following table sets forth information with respect to the Executive Officers of Southern National. Indications are noted relevant to those individuals who have been affiliated with Southern National for less than five years.

NAME                 AGE   POSITION
L. Glenn Orr, Jr.     53   Chairman, President and Chief
                           Executive Officer
James F. Byrne        62   Executive Vice President and Chief
                           Administrative Officer
Gary E. Carlton       53   Executive Vice President and Chief
                           Operating Officer
Robert E. Greene      44   Executive Vice President
Morris D. Marley      43   Executive Vice President, Chief
                           Investment Officer and Treasurer
Michael W. Sperry     48   Executive Vice President and Chief
                           Credit Officer
                           PREVIOUSLY SENIOR VICE PRESIDENT,
                           NCNB NATIONAL BANK OF NORTH CAROLINA.
John R. Spruill       51   Executive Vice President and Chief
                           Financial Officer
                           PREVIOUSLY A PRINCIPAL IN THE JOHN
                           LITTLE GROUP.
David L. Craven       41   Senior Vice President and Secretary
                           PREVIOUSLY SENIOR VICE PRESIDENT AND
                           GENERAL COUNSEL, CENTURA BANKS, INC.
Sherry A. Kellett     49   Vice President and Controller

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
SOUTHERN NATIONAL CORPORATION
Registrant
L. GLENN ORR, JR.
Chairman, President and Chief Executive Officer
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on March 24, 1994 by the following persons in the capacities indicated.
L. GLENN ORR, JR.
Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)
JOHN R. SPRUILL
Executive Vice President and Chief Financial Officer (Principal Financial
Officer)
SHERRY A. KELLETT
Vice President and Controller (Principal Accounting Officer)
A MAJORITY OF THE DIRECTORS OF THE REGISTRANT
whose names appear on page 59.
                                       53

                       SUPPLEMENTAL FINANCIAL INFORMATION
TABLE S-1
COMPOSITION OF LOAN AND LEASE PORTFOLIO*
(DOLLARS IN THOUSANDS)

                                                                                             December 31,
                                                                     1993          1992          1991          1990          1989
Loans --
  Commercial, financial and agricultural.......................   $  553,118    $  562,440    $  519,681    $  496,271    $  430,836
  Real estate -- construction..................................      151,009       124,349       145,087       249,352       261,451
  Real estate -- mortgage......................................    2,198,871     1,805,852     1,443,784     1,215,124     1,152,458
  Consumer.....................................................      370,860       362,026       384,515       362,664       348,309
    Loans held for investment..................................    3,273,858     2,854,667     2,493,067     2,323,411     2,193,054
    Loans held for sale........................................       49,692         1,973         8,912            --            --
      Total loans..............................................    3,323,550     2,856,640     2,501,979     2,323,411     2,193,054
Leases.........................................................      225,312       170,358       122,394       115,473       107,376
      Total loans and leases...................................   $3,548,862    $3,026,998    $2,624,373    $2,438,884    $2,300,430

* Balances are gross of unearned income.
TABLE S-2
SELECTED LOAN MATURITIES AND INTEREST SENSITIVITY
(DOLLARS IN THOUSANDS)

                                                                                          Commercial,December 31, 1993
                                                                                           Financial
                                                                                              and        Real Estate:
                                                                                          Agricultural   Construction     Total
Fixed rate:
  1 year or less (2)...................................................................    $  55,093       $ 15,041      $ 70,134
  1-5 years............................................................................      103,618         28,289       131,907
  After 5 years........................................................................       23,653          6,458        30,111
    Total..............................................................................      182,364         49,788       232,152
Variable rate:
  1 year or less (2)...................................................................      112,008         30,580       142,588
  1-5 years............................................................................      210,660         57,513       268,173
  After 5 years........................................................................       48,086         13,128        61,214
    Total..............................................................................      370,754        101,221       471,975
    Total loans (1)....................................................................    $ 553,118       $151,009      $704,127

(1) The table excludes:

(i) consumer loans to individuals for household, family and other personal
expenditures..........................................................................   $  370,860,000
(ii) real estate mortgage loans.......................................................    2,198,871,000
(iii) loans held for sale.............................................................       49,692,000
(iv) leases...........................................................................      225,312,000
                                                                                         $2,844,735,000

(2) Includes demand loans.
   Scheduled repayments are reported in the maturity category in which the payment is due. Determinations of maturities are based upon contract terms. Southern National's credit policy does not permit automatic renewals, or rollovers, of loans. At the scheduled maturity date (including balloon payment date), the customer must request a new loan to replace the matured loan and execute a new note with rate, terms and conditions renegotiated at that time.
                                       54

TABLE S-3
LOANS AND LEASES 90 DAYS PAST DUE AND STILL ACCRUING
(DOLLARS IN THOUSANDS)

                                                                                             December 31,
                                                                     1993          1992          1991          1990          1989
Commercial, financial and agricultural......................   $      130    $      220    $      311    $      563    $    3,144
Real estate -- all categories...............................           --         1,060         2,095         5,525         8,463
Consumer....................................................          448           494           525           546         1,132
Leases......................................................           --            --            --           545           103
  Total.....................................................   $      578    $    1,774    $    2,931    $    7,179    $   12,842
Ratio of loans and leases 90 days or more past due
  and still accruing to outstanding loans and leases........          .02%          .06%          .11%          .29%          .56%
Nonaccrual loans and leases.................................   $   19,571    $   17,054    $   31,001    $   31,288    $   13,184
Total outstanding loans and leases*.........................   $3,548,862    $3,026,998    $2,624,373    $2,438,884    $2,300,430

* Balances are gross of unearned income and include loans held for sale.
TABLE S-4
ALLOCATION OF RESERVE BY CATEGORY
(DOLLARS IN THOUSANDS)
[CAPTION]

                                                                             December 31,
                                             1993                    1992                    1991                    1990
                                                  % LOANS                 % Loans                 % Loans                 % Loans
                                                  IN EACH                 in each                 in each                 in each
                                      AMOUNT      CATEGORY    Amount      category    Amount      category    Amount      category
Balance at end of period
 applicable to:
Commercial, financial and
 agricultural.....................    $8,020          16%     $8,403          19%     $7,465          20%     $4,827          20%
Real estate:
 Construction and land
   development....................     2,492           4       2,070           4       2,088           6         399          10
 Mortgage.........................    13,193          62      12,782          60       8,512          55      10,399          50
 Real estate -- total.............    15,685          66      14,852          64      10,600          61      10,798          60
Consumer..........................     2,781          12       3,158          12       6,315          15       8,777          15
Leases............................     1,218           6       1,313           5       1,610           4       1,021           5
Unallocated.......................    12,096        --        10,151        --         6,811        --         2,897        --
 Totals...........................    $39,800        100%     $37,877        100%     $32,801        100%     $28,320        100%
                                           1989
                                                % Loans
                                                in each
                                    Amount      category
Balance at end of period
 applicable to:
Commercial, financial and
 agricultural.....................  $2,957          19%
Real estate:
 Construction and land
   development....................     N/A         N/A
 Mortgage.........................     N/A         N/A
 Real estate -- total.............   7,926          15
Consumer..........................   1,901          15
Leases............................   1,074           5
Unallocated.......................   6,733        --
 Totals...........................  $20,591         54%

N/A -- Not available
                                       55

TABLE S-5
COMPOSITION OF ALLOWANCE FOR LOAN AND LEASE LOSSES
(DOLLARS IN THOUSANDS)

                                                                                        December 31,
                                                                1993          1992          1991          1990          1989
Balance, beginning of period..............................   $   37,877    $   33,052    $   28,320    $   20,591    $   18,601
  Charge-offs:
    Commercial, financial and agricultural................       (2,279)       (3,653)       (7,087)       (3,846)       (4,576)
    Real estate -- construction and land development......         (435)         (705)       (1,197)         (283)          N/A
    Real estate -- mortgage...............................       (3,276)       (5,497)       (4,562)       (5,965)          N/A
      Real estate -- total................................       (3,711)       (6,202)       (5,759)       (6,248)       (1,856)
    Consumer..............................................       (2,784)       (3,722)       (3,949)       (5,060)       (2,727)
    Lease receivables.....................................         (771)       (1,428)       (1,308)         (419)         (379)
      Total charge-offs...................................       (9,545)      (15,005)      (18,103)      (15,573)       (9,538)
  Recoveries:
    Commercial, financial and agricultural................        1,093           438           593           361           442
    Real estate -- construction and land development......          184           275           248            --           N/A
    Real estate -- mortgage...............................          973           595           503           225           N/A
      Real estate -- total................................        1,157           870           751           225           199
    Consumer..............................................          745           709           635           841           679
    Lease receivables.....................................          149           188           116           126            43
      Total recoveries....................................        3,144         2,205         2,095         1,553         1,363
Net charge-offs...........................................       (6,401)      (12,800)      (16,008)      (14,020)       (8,175)
  Provision charged to expense............................        5,574        14,775        19,639        21,749        10,165
  Allowance of acquired loans.............................        2,750         2,850           850            --            --
Balance, end of period....................................   $   39,800    $   37,877    $   32,801    $   28,320    $   20,591
Average loans and leases*.................................   $3,204,116    $2,862,198    $2,542,097    $2,375,117    $2,240,064
Net charge-offs as percent of average loans and leases....         .20%          .45%          .63%          .59%          .36%

* -- Loans and leases are net of unearned income and loans held for sale. N/A -- Not available
TABLE S-6
CHANGES IN NONPERFORMING ASSETS
(DOLLARS IN THOUSANDS)

                                                                                                              1993        1992
Balance at January 1,....................................................................................   $ 29,697    $ 42,670
  Additions..............................................................................................     28,097      33,675
  Acquired by purchase...................................................................................      3,064       --
  Payments/sales.........................................................................................    (20,820)    (28,672)
  Return to performing...................................................................................     (3,698)     (4,627)
  Charge-offs/writedowns.................................................................................    (10,782)    (13,349)
  Transfer to held for sale..............................................................................     (3,768)      --
Balance at December 31,..................................................................................   $ 21,790    $ 29,697

                                       56

TABLE S-7
COMPOSITION OF SECURITIES PORTFOLIO

                                                                                              1993          1992          1991
(DOLLARS IN THOUSANDS)
U.S. Treasury...........................................................................   $  695,034    $  878,236    $  518,868
U.S. Government agencies and corporations...............................................      408,644       349,346       554,816
States and political subdivisions.......................................................       54,047        57,680        50,864
Other securities........................................................................       26,676        23,095        10,721
  Total investment securities...........................................................    1,184,401     1,308,357     1,135,269
Securities held for sale:
  U.S. Treasury.........................................................................      688,345         3,273            --
  U.S. Government agencies and corporations.............................................      106,128       266,074            --
  Total securities held for sale........................................................      794,473       269,347            --
  Total securities......................................................................   $1,978,874    $1,577,704    $1,135,269

TABLE S-8
TIME DEPOSITS $100,000 AND OVER
(DOLLARS IN THOUSANDS)

Maturity
  Less than three months.........................   $350,931
  Four through six months........................    105,604
  Seven through twelve months....................     54,724
  Over twelve months.............................     37,744
BALANCE AT DECEMBER 31, 1993.....................   $549,003

TABLE S-9
SHORT-TERM BORROWINGS
(DOLLARS IN THOUSANDS)
   The following information summarizes certain pertinent information for the past three years on securities sold under agreements to repurchase, master notes, federal funds purchased, Federal Reserve discount window borrowings and U.S. Treasury tax and loan deposit notes payable.

                                     1993       1992       1991
Maximum outstanding at any month-
 end during the year.............. $703,614   $436,970   $384,954
Average outstanding during the
 year.............................  462,297    389,678    265,805
Average interest rate during the
 year.............................     2.95%      3.58%      5.88%
Average interest rate at end of
 year.............................     2.91       3.84       3.94

TABLE S-10
SELECTED FINANCIAL DATA OF SUBSIDIARIES
(DOLLARS IN THOUSANDS)

                                               SNBNC                                        SNBSC                          SSB
                                 1993           1992           1991           1993           1992           1991           1993
 Total assets.............    $4,911,732     $4,164,913     $3,380,639     $  689,302     $  596,243     $  527,397     $  235,954
 Securities...............     1,665,173      1,382,615      1,003,023        169,091        122,487        110,106         31,344
 Loans and leases, net of
 unearned income..........     2,841,550      2,392,660      2,058,249        483,625        420,011        364,750        189,739
 Deposits.................     3,808,031      3,475,599      2,922,613        528,739        462,056        425,153        196,559
 Shareholder's equity.....       328,171        309,440        234,735         56,440         49,886         36,176         26,925
 Net interest income......       183,031        168,403        128,688         29,213         26,992         21,542         10,746
 Provision for loan and
 lease losses.............         3,765         11,430         15,793          1,504          3,211          3,716            305
 Noninterest income.......        58,926         37,762         39,005          7,165          5,892          5,413          1,227
 Noninterest expense......       146,143        133,988        111,802         22,232         19,816         18,539          5,407
 Net income...............        58,610         35,112         27,662          8,286          6,176          2,914          3,443
                               1992           1991
 Total assets.............  $  238,349     $  240,259
 Securities...............      24,209         16,741
 Loans and leases, net of
 unearned income..........     180,625        184,598
 Deposits.................     199,169        205,397
 Shareholder's equity.....      33,686         29,582
 Net interest income......      10,707          8,843
 Provision for loan and
 lease losses.............         134            131
 Noninterest income.......         984            854
 Noninterest expense......       5,163          4,265
 Net income...............       4,105          3,376

TABLE S-11
CAPITAL ADEQUACY

                                                                              Regulatory    Southern
                                                                               Minimums     National    SNBNC    SNBSC     SSB
Risk-based capital ratios:
  Tier 1 capital (2).......................................................         4.00%      14.43%   11.72%   11.08%   18.62%
  Total risk-based capital (3).............................................         8.00       15.56    12.33    12.35    19.07
Tier 1 leverage ratio (4)..................................................         3.00         8.6      6.7      7.7     11.5

(1) Regulatory minimums are based upon fully phased-in requirements effective at December 31, 1992.
(2) Shareholders' equity less certain intangible assets; computed as a ratio to risk-adjusted assets, as defined in the 1992 risk-based capital.
(3) Tier 1 capital plus qualifying loan loss allowance and subordinated debt; computed as a ratio to risk-adjusted assets as defined in the risk-based capital guidelines.
(4) Tier 1 capital; computed as a ratio to fourth quarter average assets less goodwill.
                                       57

                                     NOTES
                                       58

                        B O A R D  O F D I R E C T O R S
L. Glenn Orr, Jr. (1)
CHAIRMAN, PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Southern National Corporation
Lumberton, North Carolina
CHAIRMAN AND CHIEF
EXECUTIVE OFFICER
Southern National Bank of
North Carolina
(SNB North Carolina)
CHAIRMAN
Southern National Bank of
South Carolina
(SNB South Carolina)
*Hector MacLean (1)
CHAIRMAN EMERITUS
Southern National
Corporation
Lumberton, North Carolina
CHAIRMAN EMERITUS
SNB South Carolina
William F. Black (1, 5)
RETIRED-FORMER EXECUTIVE
VICE PRESIDENT
SNB North Carolina
Greensboro, North Carolina
*Micou F. Browne (2)
RETIRED-FORMER EXECUTIVE
VICE PRESIDENT
Durham Life Insurance Co.
Durham, North Carolina
Gary E. Carlton (1)
EXECUTIVE VICE PRESIDENT AND
CHIEF OPERATING OFFICER
Southern National
Corporation
Winston-Salem, North Carolina
PRESIDENT AND CHIEF
OPERATING OFFICER
SNB North Carolina
VICE CHAIRMAN
SNB South Carolina
*A.M. Covington, M.D. (1)
SURGEON
Rockingham, North Carolina
Ronald E. Deal (1, 3)
CHAIRMAN
Wesley Hall
Hickory, North Carolina
William H. Geiger, Jr. (4)
CHAIRMAN
Development Properties, Inc.
Columbia, South Carolina
*M. Carr Gibson (3)
CHAIRMAN
Canal Industries
Canal Wood Corp.
Lumberton, North Carolina
*Voit Gilmore
PRESIDENT
Storey Corporation
Pinehurst, North Carolina
L. Vincent Hackley, Ph.D. (2, 5)
CHANCELLOR AND
TENURED PROFESSOR OF
POLITICAL SCIENCE
Fayetteville State University
Fayetteville, North Carolina
*James A. Hancock (1)
RETIRED-CHAIRMAN
Frank L. Blum
Construction Co.
Winston-Salem,
North Carolina
James A. Hardison, Jr. (1)
EXECUTIVE VICE PRESIDENT
SNB North Carolina
Wadesboro, North Carolina
*M.W. Harriss, Jr. (2)
RETIRED-FORMER SECRETARY
Southern National
Corporation
Sanford, North Carolina
Donald C. Hiscott (2)
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
SGH Healthcare Corp.
Lumberton, North Carolina
Charles A. Hostetler (2)
RETIRED-ATTORNEY
Hostetler & McNeill
Raeford, North Carolina
Richard Janeway, M.D. (1, 3)
EXECUTIVE VICE PRESIDENT
FOR HEALTH AFFAIRS AND
EXECUTIVE DEAN;
PROFESSOR OF NEUROLOGY AND RESEARCH
ASSOCIATE IN RADIOLOGY
Bowman Gray School of
Medicine of
Wake Forest University
Winston-Salem,
North Carolina
Joseph A. McAleer, Jr. (4)
CHIEF EXECUTIVE OFFICER
AND DIRECTOR
Krispy Kreme Doughnut Corp.
Winston-Salem, North Carolina
Albert O. McCauley (2)
PRESIDENT
McCauley Moving & Storage
of Fayetteville, Inc.
Fayetteville, North Carolina
Dickson McLean, Jr. (1, 3)
ATTORNEY, PRESIDENT
McLean, Stacy, Henry, McLean, Ramsaur & Slaughter, P.A.
Lumberton, North Carolina
Jonnie H. McLeod, M.D. (2, 5)
PROFESSOR EMERITUS
Department of Human Services
University of North
Carolina at Charlotte
Charlotte, North Carolina
Charles E. Nichols (1)
OF COUNSEL
Nichols, Caffrey, Hill,
Evans and Murrelle
Greensboro, North Carolina
C. Edward Pleasants, Jr. (2)
PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
Pleasants Hardware Company
Winston-Salem, North Carolina
Nido R. Qubein (1, 3)
CHAIRMAN AND CHIEF
EXECUTIVE OFFICER
Creative Services, Inc.
High Point, North Carolina
Ted Reynolds (4)
ATTORNEY, SENIOR PARTNER
Reynolds & Pendergrass, P.A.
Raleigh, North Carolina
*W. Scott Shepherd (4)
RETIRED-BUSINESS CONSULTANT
Lumberton, North Carolina
*V.F. Talley, Jr. (2)
PRESIDENT
V-Point Super Markets, Inc.
Fayetteville, North Carolina
A. Bruce Williams (1)
RETIRED-FORMER PRESIDENT AND CHIEF OPERATING OFFICER
SNB North Carolina
Fairmont, North Carolina
A. Tab Williams, Jr. (1)
CHAIRMAN AND CHIEF
EXECUTIVE OFFICER
A.T. Williams Oil Co.
Winston-Salem, North Carolina
E.M. Williams (1, 3)
PRESIDENT
Sanford Notions, Inc.
and W.S.W. Company
Sanford, North Carolina
T.H. Yancey (4)
SECRETARY AND TREASURER
Yancey Motors, Inc.
Oxford, North Carolina
*Director Emeritus
Retired January 1, 1994
COMMITTEES
1 -- Loan
2 -- Audit
3 -- Compensation and
    Nominating
4 -- Trust
5 -- Community Reinvestment Act
                                       59

                    C O R P O R A T E  I N F O R M A T I O N
Notice of Annual Meeting
THE ANNUAL MEETING OF THE SHAREHOLDERS OF SOUTHERN NATIONAL CORPORATION WILL BE HELD TUESDAY, APRIL 19, 1994, AT 11 A.M. AT THE PINE CREST COUNTRY CLUB, LUMBERTON, NORTH CAROLINA.
CORPORATE OFFICERS
L. GLENN ORR, JR.
Chairman, President and
Chief Executive Officer
HECTOR MACLEAN
Chairman Emeritus
JAMES F. BYRNE
Executive Vice President and
Chief Administrative Officer
GARY E. CARLTON
Executive Vice President and
Chief Operating Officer
ROBERT E. GREENE
Executive Vice President
MORRIS D. MARLEY
Executive Vice President,
Chief Investment Officer and
Treasurer
MICHAEL W. SPERRY
Executive Vice President and
Chief Credit Officer
JOHN R. SPRUILL
Executive Vice President and
Chief Financial Officer
DAVID L. CRAVEN
Senior Vice President and Secretary
SHERRY A. KELLETT
Vice President and Controller
COMMON STOCK AND
PREFERRED STOCK
Southern National's common stock and preferred stock are traded on the New York Stock Exchange under the trading symbols SNB and SNBPFA.
ADDITIONAL INFORMATION:
Analysts, investors and others seeking financial information -- contact Sherry
A. Kellett, Vice President and Controller, (910) 773-7503.
News media representatives and others seeking general information -- contact Robert A. Denham, Director of Public Relations, (910) 773-7363.
Shareholders and others seeking information on Southern National's stock and on dividend reinvestment services -- contact Faye M. Hollowell, Director of Investor Relations, (910) 671-2273.
                        C O R P O R A T E N E T W O R K
SOUTHERN NATIONAL
CORPORATION
AND SUBSIDIARIES
Affiliated Companies:
SOUTHERN NATIONAL BANK
OF NORTH CAROLINA
Aberdeen (2)*
Apex
Boone
Burlington
Butner
Cary
Chadbourn
Charlotte (11)
Cherryville (2)
Clayton
Clemmons
Clinton (3)
Creedmoor
Denton
Eden (2)
Fairmont
Fayetteville (9)
Fremont
Fuquay-Varina
Garner
Gastonia (4)
Goldsboro (4)
Greensboro (6)
Hamlet
Henderson (2)
Hickory (6)
High Point
Hope Mills
Kernersville
King
Kinston
Laurinburg (2)
Lenoir
Lexington (2)
Lillington
Lumberton (4)
Madison
Matthews
Mocksville
Morven
Mt. Airy (2)
Mt. Gilead
Newton
Newton Grove
North Wilkesboro
Oxford (2)
Pilot Mountain
Pinehurst
Princeton
Raeford
Raleigh (6)
Red Springs (2)
Rockingham (2)
Roseboro
Rowland
Sanford (3)
Shallotte
Southern Pines
Sparta
Spring Lake
Stanleyville
Statesville (2)
Tabor City
Taylorsville
Troutman
Wadesboro (2)
Welcome
Whiteville (3)
Wilkesboro
Wilmington (3)
Wilson (2)
Winston-Salem (11)
Yadkinville
SOUTHERN NATIONAL BANK
OF SOUTH CAROLINA
Anderson (2)
Belton (2)
Camden
Charleston (6)
Chester
Clemson (2)
Columbia (11)
Easley
Florence (2)
Goose Creek
Greenville (10)
Greer
Honea Path
Irmo (2)
James Island
Johns Island
Lancaster (2)
Lexington (2)
Little River
Loris
Lyman
Mauldin
Mt. Pleasant (2)
Myrtle Beach
Newberry (2)
North Charleston
North Myrtle Beach
Orangeburg (2)
Piedmont
Rock Hill (2)
Seneca
Socastee
Spartanburg (3)
St. Matthews
Summerville
Sumter (3)
Taylors
Walterboro
West Columbia
Williamston
SOUTHERN NATIONAL LEASING CORP.
Charlotte
Greensboro
Raleigh
Wilmington
SNB SAVINGS BANK, INC., SSB
Dobson
Elkin (2)
Hildebran
Morganton
Valdese
Yadkinville
UNIFIED INVESTORS LIFE INSURANCE
COMPANY
Lumberton
SOUTHERN NATIONAL INVESTMENT
SERVICES, INC.
Charlotte
* Numbers in parentheses indicate number of branches when more than one.
NOTE: Network listing includes three mergers completed
     by Southern National in early 1994: The First Savings Bank of
     Greenville, S.C.; Regency Bancshares Inc. of Hickory, N.C.;
     and Home Federal Savings Bank of Statesville, N.C.
                                       60

****************************************************************************
                             APPENDIX

On Page 1 of Exhibit 13 two bar graphs appear where noted. The plot points for each are as listed below:

Net Income
(In millions)

1989     1990       1991        1992        1993
$29.1    $25.8      $33.8       $47.2       $72.0

Average Total Assets
(In millions)

1989     1990       1991        1992        1993
$3.35    $3.62      $3.87       $4.71       $5.31


On Page 3 of Exhibit 13 a photo of the Executive Management Team appears at the top of the page. The caption is as listed in text on that page.

On Page 5 of Exhibit 13 three bar graphs appear where indicated.
The plot points are as listed below:


Return On Assets

1989     1990       1991        1992        1993
.87%     .71%       .87%        1.00%       1.35%


Return On Equity

1989     1990       1991        1992        1993
12.92%   10.46%     12.60%      12.61%      17.32%


Nonperforming Assets
as % of Loan-Related Assets

1990       1991        1992        1993
1.98%      1.62%       .99%        .63%

On Pages 8 and 9 of Exhibit 13 there is a map spread across both pages depicting Southern National Cities and Offices as of February 28, 1994.

On Page 30 of Exhibit 13 five signatures appear where indicated. One each for the following names: L. Glenn Orr, Jr., John R. Spruill, Sherry A. Kellett and two for Arthur Andersen & Co.